Exhibit 10.26
ASSET PURCHASE AGREEMENT
BY AND AMONG
DIAKON LUTHERAN SOCIAL MINISTRIES
TRESSLER LUTHERAN SERVICES,
THE LUTHERAN WELFARE SERVICE OF NORTHEASTERN PENNSYLVANIA,
INC.,
THE LUTHERAN HOME AT TOPTON, PENNSYLVANIA
AND
SUSQUEHANNA HOUSING, INC.
(“SELLER”)
AND
RE SELINSGROVE, LLC
RE MIFFLIN, LLC
RE HAZLETON, LLC
RE POTTSVILLE, LLC
RE NEW BLOOMFIELD, LLC
RE MILLERSBURG, LLC
RE EVERETT, LLC
RE FROSTBURG, LLC
RE SALISBURY, LLC
(“BUYER”)
AND
OP SELINSGROVE, LLC
OP MIFFLIN, LLC
OP HAZELTON, LLC
OP POTTSVILLE, LLC
OP NEW BLOOMFIELD, LLC
OP MILLERSBURG, LLC
OP EVERETT, LLC
OP FROSTBURG, LLC
OP SALISBURY, LLC
(“BUYER’S OPERATORS”)
Dated as of February 15, 2005

TABLE OF CONTENTS

1.	SALE OF ASSETS AND ASSUMPTION OF LIABILITIES		2
	1.1	Assets	2
	1.2	Excluded Assets	3
	1.3	Assumed Liabilities	3
	1.4	Excluded Liabilities	4

2.	FINANCIAL ARRANGEMENTS		4
	2.1	Purchase Price	4
	2.2	Allocation of Purchase Price	5
	2.3	Purchase Price Adjustments	5
	2.4	Prorations	5

3.	CLOSING		6
	3.1	Closing	6
	3.2	Actions of Seller at Closing	6
	3.3	Actions of Buyer at Closing	7

4.	REPRESENTATIONS AND WARRANTIES OF SELLER		8
	4.1	Capacity	9
	4.2	Corporate Powers; Consents; Absence of Conflicts With Other Agreements	9
	4.3	No Affiliates	9
	4.4	Binding Agreement	10
	4.5	Financial Statements	10
	4.6	Licenses	10
	4.7	Patents; Trademarks, Etc	11
	4.8	Medicare Participation/Accreditation	11
	4.9	Legal and Regulatory Compliance	11
	4.10	The Contracts	12
	4.11	Excluded Contracts	12
	4.12	Inventory and Supplies	13
	4.13	Equipment	13
	4.14	Real Property	13
	4.15	Condition of Assets	15
	4.16	Brokers and Finders	15
	4.17	Insurance	15
	4.18	Employee Benefit Plans	16
	4.19	Employees and Employee Relations	16
	4.20	Litigation or Proceeding	17
	4.21	Condemnation and Assessments	17
	4.22	Taxes	17
	4.23	Post-Balance Sheet Results	18
	4.24	Payments	18

	4.25	Certain Affiliate Transactions	19
	4.26	Environmental Matters	19
	4.27	Construction in Progress	20
	4.28	Computer Software, Etc	21
	4.29	Immigration Act	21
	4.30	Reports, Statements and Copies	21
	4.31	Chief Executive Office	21
	4.32	HIPAA Compliance	22
	4.33	Disclosure	22

5.	REPRESENTATIONS AND WARRANTIES OF BUYER		22
	5.1	Corporate Capacity	22
	5.2	No Conflicts	23
	5.3	Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc	23
	5.4	Financial Statements	23
	5.5	Binding Effect	24
	5.6	Brokers and Finders	24
	5.7	Disclosure	24

6.	COVENANTS OF SELLER		24
	6.1	Access and Information	24
	6.2	Operations	25
	6.3	Negative Covenants	26
	6.4	Governmental Approvals	26
	6.5	Exclusive Agreement	27
	6.6	Closing Conditions	27
	6.7	Employees	27
	6.8	Cooperation	27

7.	COVENANTS OF BUYER		27
	7.1	Governmental Approval	27
	7.2	Survey	28
	7.3	Closing Conditions	28
	7.4	Cooperation	28
	7.5	Employees	28
	7.6	Meetings at Facilities	29
	7.7	Financing Commitment	29
	7.8	Title and Survey Matters	29

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		30
	8.1	Representations/Warranties	30
	8.2	Opinion of Seller’s Counsel	30
	8.3	Pre-Closing Confirmations	31
	8.4	Action/Proceeding	31
	8.5	No Adverse Change	31

	8.6	Vesting/Recordation	32
	8.7	Title to Real Estate	32
	8.8	Recent Agreements and Commitments	32
	8.9	Closing Documents	32
	8.10	Casualty	32
	8.11	Consents to Assignments	33
	8.12	Appraisal	33
	8.13	Environmental Survey and Physical Plant Inspections	33
	8.14	Financial Statements	33
	8.15	Due Diligence	33
	8.16	Allocation of Purchase Price	34
	8.17	Financing	34

9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		34
	9.1	Representations/Warranties	34
	9.2	Opinion of Buyer’s Counsel	34
	9.3	Action/Proceeding	35
	9.4	Pre-Closing Confirmations	35
	9.5	Extraordinary Liabilities/Obligation	35
	9.6	Allocation of Purchase Price	35

10.	NONCOMPETITION		36
	10.1	Restrictions	36
	10.2	Enforcement	36

11.	ADDITIONAL AGREEMENTS		36
	11.1	Termination Prior to Closing	36
	11.2	Post-Closing Access to Information	37
	11.3	Preservation and Access to Patient Records After the Closing	37
	11.4	Tax, Medicare, and Medicaid Effect	38
	11.5	Seller’s Cost Reports	38
	11.6	Employee Matters	38
	11.7	Press Releases	39
	11.8	Non-Transfer of Assets	39

12.	INDEMNIFICATION		40
	12.1	Indemnification by Seller	40
	12.2	Limitations/Seller	41
	12.3	Indemnification by Buyer	41
	12.4	Limitations/Buyer	41
	12.5	Indemnification Threshold	42
	12.6	Indemnification Procedure	42
	12.7	Survival of Representations	43
	12.8	Other Indemnities Included Herein	43

13.	GENERAL		43
	13.1	Interpretation	43
	13.2	Schedules	44
	13.3	Consented Assignment	45
	13.4	Consents, Approvals and Discretion	45
	13.5	Expenses; Legal Fees and Costs	45
	13.6	Choice of Law; Arbitration	46
	13.7	Benefit Assignment	46
	13.8	Accounting Date	46
	13.9	No Third-Party Beneficiaries	46
	13.10	Waiver of Breach	47
	13.11	Notices	47
	13.12	Severability	48
	13.13	Gender and Number	48
	13.14	Divisions and Headings	48
	13.15	Time of Essence	48
	13.16	Confidentiality	48
	13.17	Entire Agreement/Amendment	49
	13.18	Drafting	49
	13.19	Post Closing Period	49
	13.20	Incorporation by Reference	50

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of February 15, 2005, by and among DIAKON LUTHERAN SOCIAL MINISTRIES, TRESSLER LUTHERAN SERVICES, THE LUTHERAN WELFARE SERVICE OF NORTHEASTERN PENNSYLVANIA, INC., THE LUTHERAN HOME AT TOPTON, PENNSYLVANIA AND SUSQUEHANNA HOUSING, INC. (“Seller”) and RE SELINSGROVE, LLC, RE MIFFLIN, LLC, RE HAZLETON, LLC, RE POTTSVILLE, LLC, RE NEW BLOOMFIELD, LLC, RE MILLERSBURG, LLC and RE EVERETT, LLC, RE FROSTBURG, LLC, RE SALISBURY, LLC, (“Buyer”) AND OP SELINSGROVE, LLC, OP MIFFLIN, LLC, OP HAZELTON, LLC, OP NEW BLOOMFIELD, LLC,, OP MILLERSBURG, LLC, OP EVERETT, LLC, OP FROSTBURG, LLC AND OP SALISBURY, LLC (“BUYER’S OPERATORS).
WITNESSETH:
     WHEREAS, Seller owns and operates nursing homes, assisted living facilities and independent living facilities located throughout Pennsylvania and Maryland, specifically identified on Exhibit “A” attached hereto, (collectively referred to as the “Facilities”);
     WHEREAS, Seller has determined that it is best able to fulfill its charitable mission by delivering services to seniors at retirement living communities (independent living, assisted living and skilled nursing facilities on a single campus) and, therefore, has decided to sell the Facilities, which Facilities have only one or two components of retirement living services.
     WHEREAS, the board of directors and members of Seller have determined that it is in the best interest of Seller to sell substantially all assets, real, personal and mixed, tangible and intangible, owned or leased by Seller and associated with or employed in the operations of the Facilities, and substantially all other related operations owned, leased or managed by Seller which are used in or utilized by the Facilities (other than the Excluded Assets as hereinafter defined and provided) (such transferred assets being referred to as the “Assets” and the Facilities and such other operations conducted at the Facilities being referred to collectively as the “Business”) to Buyer;
     WHEREAS, subject to the terms and conditions hereof, Buyer desires to acquire the Assets under the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of all of which are forever acknowledged and confessed, the parties hereto, intending to be legally bound hereby, agree as follows:

1. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
1.1 Assets.
          Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer and deliver to Buyer and Buyer agrees to purchase as of Closing (as hereinafter defined) all assets, real, personal and mixed, tangible and intangible owned or used by Seller and associated with or employed in the operation of the Business, other than the Excluded Assets, which assets shall include the following (collectively, the “Assets”): (i) fee or leasehold title to the real property described in Schedule 4.14 hereto, together with all improvements, buildings and fixtures located thereon or therein (collectively, the “Real Property”); (ii) all major, minor or other equipment, furniture and furnishings, including those listed on Schedule 4.13 hereto (“Equipment Depreciation Schedule”); (iii) all supplies and inventory used in the normal course of business or required by regulation; (iv) all prepaid expenses to the extent useable by Buyer which are not refundable to Seller; (v) claims of Seller for refunds against third parties and Seller’s rights to offset amounts against claims made by third parties with respect to Assumed Liabilities, all as of the Closing Date (as hereinafter defined); (vi) all resident medical and personnel records, subject to the conditions described on Schedule 1.1 (vi) (including, without limitation, all equipment records, medical/administrative libraries, medical records, documents, catalogs, books, records, files, and current personnel records); (vii) all of the interest of Seller in all commitments, contracts, leases, and agreements outstanding in respect of the Assets which are described in Schedule 4.10 and other contracts which constitute routine supply or service contracts pursuant to which Seller expects to pay or receive less than $5,000 for any one such contract or $50,000 for all such contracts during its current fiscal year, whether or not listed on Schedule 4.10, to the extent assignable and provided that such contracts may be terminated by Seller (and, if assigned, by Buyer) upon no more than 90 days notice (collectively, the “Contracts”), including all capital leases and operating leases described in Schedule 4.10 and/or any such operating and capital leases associated with copy and facsimile machines, postage meters, dishwashers, telephone systems and other equipment listed on Schedule 4.13 hereto, (the “Assumed Capital Leases”); (viii) all licenses and permits to the extent assignable, held by Seller relating to the ownership, development and operations of the Assets and the Business (including any pending or approved governmental approvals regarding the Business); (ix) all logos, names, trade names, trademarks and service marks (or variations thereof) associated with the Assets and the Business, all of which are set forth on Schedule 4.7; (“Intellectual Property”) (excluding the names: Diakon Lutheran Social Ministries, Tressler Lutheran Services, The Lutheran Welfare Service of Northeastern Pennsylvania, Inc., Lutheran Services Northeast and The Lutheran Home at Topton, Pennsylvania or variations thereof or any Facilities name that includes the word “Lutheran”); (x) subject to the terms and conditions imposed by lessors and licensers, all computer software, programs owned by or licensed to Seller or used in the conduct of the Business, all of which are set forth on Schedule 4.28 hereto (“Computer Software”); (xi) Seller’s goodwill in the Business, including the fictitious names; (xii) all telephone numbers associated with the Business; (xiii) all certificates of need and provider agreements, to the extent transferable; and (xiv) Seller’s interest in all property, real, personal and mixed, tangible and intangible, arising or acquired in the ordinary course of Seller’s Business between the date hereof and Closing which are not otherwise Excluded Assets subject to Section 1.2 below. Except as set forth on Schedule 4.13, Seller shall convey good title to the Assets and all parts thereof to

Buyer free and clear of all liens, pledges, rights of first refusal, options, restrictions, encumbrances, liabilities, claims, assessments, security interests and defects in title, except as permitted or provided herein to the contrary.
1.2 Excluded Assets.
          Any provision hereof to the contrary notwithstanding, the following items which are related to the Assets are not intended by the parties to be a part of the sale and purchase hereunder and are excluded from the Assets (collectively, the “Excluded Assets”): (i) assets reflected on the Financial Statements (as hereinafter defined) in the entries entitled: “Cash and cash equivalents,” “Accounts Receivable (as of the Closing Date) and “Investments”; (ii) pension plan assets; (iii) rights to settlements and retroactive adjustments, if any, for cost reporting periods ending on or prior to the Closing Date arising from or against the United States government under the terms of the Medicare program and against the Commonwealth of Pennsylvania under the Medicaid program and against Blue Cross and Blue Shield and other third-party payor programs; (iv) all equipment, inventory and prepaid expenses disposed of or exhausted prior to Closing in the ordinary course of business; (v) the Excluded Contracts (as hereinafter defined); (vi) all suits, claims, judgments, and causes of action by and in favor of Seller; (vii) all refunds, rebates or other payments from the Bureau of Workers’ Compensation attributable to periods prior to Closing; (viii) all prepaid expenses, taxes, or other refunds and other claims or choses in action of the Seller, other than identified in Section 1.1(iv) above; (ix) any other refunds due from any person or entity, including governmental entities not set forth herein, the right to which arose prior to Closing; (x) all prepayments of other insurance on the Assets pro-rated to the date of the Closing; (xi) assets encumbered by capital leases not assumed by Buyer and as identified as an Excluded Contract; (xii) self-insurance trust funds; (xiii) Seller’s corporate minute books and any other records which Seller, by law, is required to retain in its possession, provided, however, that reasonable access will be granted to the Buyer, such policies and procedures to be transitioned to Buyer over the course of the Transition Period described in Section 13.19; (xiv) all personal items belonging to residents and employees in the Facilities; (xv) donor — restricted assets and future charitable gifts; (xvi) the assets related to the low income housing units at Frostburg Village (the “Housing Units”); (xvii) assets with historic value as listed on Schedule 1.2; and (xviii) such other assets, if any, as are set forth on Schedule 1.2 hereto.
1.3 Assumed Liabilities.
          As of the Closing Date, Buyer shall assume and agree to pay, perform and discharge the obligations of Seller under the Contracts arising subsequent to the Closing Date, plus those other liabilities disclosed on Schedule 1.3 (collectively, the “Assumed Liabilities”), plus: (i) Seller’s contractual obligations under current resident agreements, assuming no future service obligations (as defined in the AICPA Audit Guide for Health Care Organizations, Chapter 14, formerly known as Statement of Position 90-8, Financial Accounting and Reporting by Continuing Care Retirement Communities); (ii) all unearned resident entrance fees; (iii) all deferred revenue for future services and residents’ advance deposits; and (iv) the contractual obligations under certain service contracts of Seller related to pharmacy, food service, housekeeping and laundry for a period of not less than one (1) year after Closing; and (v) all liability and payment obligations related to Seller’s commitment or obligation to pay any person or entity serving as guardian of the person of any Facility residents. Seller and Buyer agree that Buyer shall assume and perform the obligations of Seller arising subsequent to the Closing Date under each of the Contracts, regardless of whether consent to the assignment of each such Contract is required but not obtained; provided, however, that Seller shall indemnify and hold Buyer harmless from and against any claim related to failure to obtain consent made against Buyer by any party to a Contract that consent to the assignment of such Contract by Seller to Buyer is required but has not been obtained.
1.4 Excluded Liabilities.
          Except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay nor shall the Assets be subject to or bound by any liability of Seller, whether fixed or contingent, recorded or unrecorded, including the following (collectively, the “Excluded Liabilities”): (i) the accounts payable of Seller; (ii) accrued expenses of Seller; (iii) prorated portions of capital lease obligations of Seller attributable to periods before the Closing as set forth on Schedule 1.4; (iv) any gain on sale and any recapture that may be recognized under the Medicare, Medicaid and other third-party payor programs based on the transactions herein contemplated; (v) long-term debt of Seller (including the current portion thereof); (vi) liabilities associated with any pension plan, welfare benefit plan, or any other benefit plan or arrangement sponsored by Seller; (vii) third-party payor settlements and retroactive adjustments, if any, for cost reporting periods ending on or prior to the Closing Date arising under the Medicare Program, the Medicaid Program and other third-party payor programs; (viii) liabilities or obligations arising out of any breach by Seller of any Contract; (ix) the Excluded Contracts; (x) professional liability claims or other claims for acts or omissions of Seller occurring prior to Closing; (xi) employee claims made by employees of Seller for acts or omissions on or prior to the Closing; and (xii) Seller’s liability for the mortgage (the “Mortgage”) related to the Housing Units.
2. FINANCIAL ARRANGEMENTS
2.1 Purchase Price.
          2.1.1.  Subject to the terms and conditions hereof, Buyer agrees to assume at Closing the Assumed Liabilities and tender to Seller Eighty-Two Million Dollars ($82,000,000.00) (the “Purchase Price”). The Purchase Price will be paid at Closing as follows:
          (a) Eight hundred twenty-thousand dollars ($820,000) (the “Deposit”) shall be paid by Buyer as follows: In cash within five (5) days following execution of this Agreement, fifty-percent of which or Four Hundred and Ten Thousand Dollars ($410,000.00) shall be paid in Cash (the “Cash Deposit”) and the other fifty percent or $410,000.00 shall be paid with or secured promissory note from Tandem Health Care, Inc. to Seller (the “Note Deposit”); provided, however, that Seller shall return the Note Deposit to Buyer upon Seller’s receipt from Buyer of evidence that Buyer has obtained binding commitments in the form of debt and equity financing satisfactory to Buyer as set forth in Section 8.17. The Cash Deposit shall be deposited in an interest bearing account, and all interest earned on the Cash Deposit shall belong to Buyer. The Cash Deposit shall be applied against the Purchase Price at Closing. If the Closing does not occur, the Cash Deposit shall be paid as follows: If Buyer does not close the Transaction with

Seller because of Buyer’s breach of the Agreement, or if Buyer does not obtain financing sufficient to close the transaction, then Seller shall retain the Deposit. If the Seller beaches the Agreement, or if the Closing does not occur for any other reason including, without limitation, regulatory disapprovals, then the Deposit shall be returned in full, along with any accrued interest, to the Buyer.
          (b) At the Closing, Buyer shall pay to Seller, by wire transfer, the total amount of the Purchase Price less the Cash Deposit, which amount is equal to Eighty-One Million Five Hundred Ninety Thousand Dollars ($81,590,000).
2.2 Allocation of Purchase Price.
          Seller and Buyer shall agree prior to Closing to an allocation (the “Allocation”) of the Purchase Price among the various classes of Assets and the covenant not to compete set forth in Section 10 consistent with the financing appraisal received by Buyer in accordance with Section 8.12 hereof, and, with respect to any allocation made to intangible assets, in accordance with Financial Accounting Standards Board Statement 141, Appendix A. The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with the Allocation.
2.3 Purchase Price Adjustments.
          In accordance with the terms of this Agreement, the Purchase Price shall be adjusted on the Closing Date for any amounts which are due and payable by either party to the other on the Closing Date or which are to become due and payable after the Closing Date which are attributable to services or goods received or taxes associated with the period prior to Closing, and any amounts which are paid prior to the Closing Date which are attributable to services or goods to be received or taxes associated with the period subsequent to Closing, with respect to (i) the Contracts; (ii) ad valorem taxes, if any, on the Assets; (iii) property taxes on the Assets; and (iv) utilities (the “Prorations”).
2.4 Prorations.
          The parties agree that the Pennsylvania Department of Public Welfare (“DPW”) Intergovernmental Transfer Agreement payment (“Payment”) related to the Assets for the period from July 1, 2004 to June 30, 2005, shall be allocated on the basis of calendar days prior to and after the Closing as between the Seller and Buyer. The party that receives such payment shall remit the applicable pro rata share of such payment to the other party within seventy-two (72) hours of receipt. To the extent not otherwise prorated pursuant to this Agreement, Buyer and Seller shall prorate as of Closing power and other utility charges, real estate and personal property lease payments, interest and real estate and personal property taxes, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern, provided that once final invoices for such taxes are sent out by the taxing authorities, Buyer and Seller shall adjust such prorations promptly to reflect the final amount of taxes due. As to power and utility charges, “final readings” as of Closing will be ordered from the utilities. Seller shall be entitled to the return of any deposits paid to such utilities or such deposits may be applied by

Seller to its payment pursuant to the preceding sentence. If any of the aforesaid prorations cannot be calculated accurately on Closing (except for taxes which, if necessary, shall be initially prorated at Closing using the prior year’s invoices with final adjustment only after final invoices are delivered), then the same shall be calculated and payment made within 60 days after Closing.
3. CLOSING
3.1 Closing.
          Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9 hereof, the consummation of the transactions (the “Closing”) shall take place at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, Pennsylvania, 15219, at 8:30 a.m. on or before March 31, 2005 or at such later or earlier date and/or such other location as the parties hereto may mutually agree in writing or as otherwise provided in this Agreement (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. then prevailing Eastern time on April 1, 2005 (the “Effective Time”).
3.2 Actions of Seller at Closing.
          At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
          3.2.1 Deeds containing special or limited warranty of title, duly executed by Seller in recordable form, conveying to Buyer good and marketable fee title to the Real Property described in Schedule 4.14, subject only to the liens and encumbrances permitted herein;
          3.2.2 General Bills of Sale and Assignment duly executed by Seller, conveying to Buyer good and valid title to all tangible and intangible assets which are a part of the Assets and owned by Seller, which title shall be free and clear of all liens, security interests, pledges, rights of first refusal, options, restrictions, encumbrances, and defects in title, except for current taxes not yet due and payable and except as provided or permitted herein;
          3.2.3 Assignments of Contracts, duly executed by Seller conveying to Buyer Seller’s interest in the Contracts and in all Assets which are leased by Seller;
          3.2.4 Copy of resolutions duly adopted by the board of directors and, members of Seller authorizing and approving the performance by Seller of the transactions set forth herein and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by an appropriate officer of Seller;
          3.2.5 Certificate of the President of Seller, in his or her official capacity, certifying that (a) each covenant and agreement of Seller to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects, and (b) as of Closing all of the respective representations and warranties by or on behalf of Seller contained in this Agreement are true and correct in all material respects;

          3.2.6 Certificates of incumbency for the respective officers of Seller executing this Agreement or making certifications for Closing dated as of Closing;
          3.2.7 Certificate of existence and active status of Seller from the Pennsylvania Secretary of State, dated no earlier than ten (10) business days prior to Closing;
          3.2.8 A certificate from the Secretary of State of the State of Maryland, no earlier than ten (10) business days prior to Closing, showing that Seller is qualified to conduct business in Maryland.
          3.2.9 The opinion of Seller’s counsel as described in and provided by Section 8.2 hereof;
          3.2.10 Closing Statement that has been agreed to by each party;
          3.2.11 A current list of all employees of Seller employed at the Facilities, which shall include names, titles, rates of pay, vacation days, and any other compensation and benefits provided to such employees;
          3.2.12 Assignment of the fictitious trade name(s) in a form acceptable to the Pennsylvania Secretary of State;
          3.2.13 Assignment of the fictitious trade name(s) in a form acceptable to the Maryland Secretary of State;
          3.2.14 Seller will, on the Closing Date, transfer to Buyer all patient and/or resident funds presently held by Seller. Buyer agrees to assume custody of, and total responsibility for such accounts and deal with them in the fiduciary capacity required by law. Seller will indemnify and hold Buyer harmless from all liabilities, claims and demands in the event that the amount of funds, if any, transferred or assigned to Buyer does not represent the full amount of the funds then or thereafter shown to have been delivered to Seller as custodian;
          3.2.15 Wire instructions for payment of the Purchase Price less the Cash Deposit shall be delivered to Buyer prior to the Closing; and
          3.2.16 The executed Operations Transfer Agreement as set forth at Schedule 13.19.5.
          3.2.17 Such other instruments and documents, including consents to assignments of Contracts, as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
3.3 Actions of Buyer at Closing.
          At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

          3.3.1 The Purchase Price in same-day funds less the Cash Deposit;
          3.3.2 An Assumption Agreement, duly executed by Buyer, assuming the future payment and performance of the Assumed Liabilities;
          3.3.3 One or more down-dated Title Commitments covering the Real Property as described in and provided by Section 8.7 hereof;
          3.3.4 Copies of resolutions duly adopted by the board of directors of the sole member of the Buyer authorizing and approving Buyer’s performance of the transactions set forth herein and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of Closing by an appropriate officer of Buyer;
          3.3.5 Certificate of the Chairman and CEO of the sole member of the Buyer, in his official capacity, certifying that (a) each covenant and agreement of Buyer to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects, and (b) as of Closing all of the respective representations and warranties by or on behalf of Buyer contained in this Agreement are true and correct in all material respects;
          3.3.6 Certificates of incumbency for the respective officers of Buyer executing this Agreement or making certifications for Closing dated as of Closing;
          3.3.7 Certificate of existence and active status of Buyer from the Pennsylvania Secretary of State, dated no earlier than ten (10) days prior to Closing;
          3.3.8 A certificate from the Secretary of State of the Commonwealth of Pennsylvania , dated no earlier than 10 days prior to Closing, showing that Buyer is qualified to conduct business in Pennsylvania.
          3.3.9 Closing Statement that has been agreed to by each party;
          3.3.10 Buyer’s opinion letter as referenced in Section 9.2 herein.
          3.3.11 The executed Operations Transfer Agreement as set forth at Schedule 13.19.5.
          3.3.12 Such other instruments and documents as are ordinarily required to effect the transactions that are necessary and appropriate to consummate the transactions contemplated by this Agreement.
4. REPRESENTATIONS AND WARRANTIES OF SELLER
          As of the date hereof, Seller represents and warrants to Buyer that the following facts and circumstances are and, at the Closing Date, will be true and correct:

4.1 Capacity.
          Seller consists in part of several nonprofit corporations duly organized, validly existing and of active status under the laws of the Commonwealth of Pennsylvania. Seller has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement and all transactions contemplated hereby. Seller has taken all requisite action to authorize the execution, delivery, and performance of Seller’s obligations hereunder. Seller has the requisite power and authority to conduct its business as now being conducted. Seller is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of governmental authorities having jurisdiction over the Assets and operations of the Business to own its properties and conduct its business in the place and manner now conducted.
4.2 Corporate Powers; Consents; Absence of Conflicts With Other Agreements.
          The execution, delivery and performance of this Agreement by Seller and all other agreements referenced in or ancillary hereto to which Seller is a party or is to become a party at the Closing and the consummation of the transactions set forth herein by Seller:
          4.2.1 are within Seller’s powers, are not in contravention of law and have been duly authorized by all necessary action of Seller;
          4.2.2 do not and will not conflict with any provision of Seller’s articles of incorporation orbylaws;
          4.2.3 do not require any approval or consent of, or filing with, any governmental agency or authority which is required by law or the regulations of any such agency or authority, except as disclosed on Schedule 4.2.3;
          4.2.4 except as disclosed on Schedule 4.10, will neither conflict with nor result in any breach of or constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under or contravention of, nor cause the acceleration of the maturity of the Contracts or the Assumed Liabilities, or the creation of any lien, charge or encumbrance affecting any of the Assets;
          4.2.5 will not violate any statute, law, rule or regulation of any governmental authority to which Seller, the Business, or the Assets may be subject if such violation would have a material adverse affect on the Business or the Assets; and
          4.2.6 will not violate any order, writ, injunction, decree, or judgment of any court or governmental authority to which Seller, the Business, or the Assets may be subject.
4.3 No Affiliates.
          Seller does not own or control, is not owned or controlled by and is not under common ownership or control with any other Person and does not have any investments in any other entity, except as disclosed on Schedule 4.3.

4.4 Binding Agreement.
          This Agreement and all agreements to which Seller is or will become a party hereunder or pursuant hereto are and will constitute the valid and legally binding obligation of Seller and are and will be enforceable against Seller, in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity (the “Enforceability Exceptions”).
4.5 Financial Statements.
          4.5.1 Seller has delivered to Buyer copies of the audited consolidated financial statements of Seller as of December 31, 2003 and 2002, (the “Audited Financial Statements”) which statement also include information related to the facilities and businesses of Seller that are not being sold to Buyer pursuant to this Agreement (collectively, with the Interim Financial Statement, as defined in Section 8.14, the “Financial Statements”).:
          4.5.2 The Audited Financial Statements are true, complete and accurate and fairly present the financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referenced, have been prepared in accordance with GAAP; the Interim Financial Statements are true, complete and accurate and fairly present the financial condition and results of operations of Seller as at the respective dates thereof and for the periods therein referenced, have been prepared in accordance with GAAP, except for certain estimates that are subject to adjustment at year end as set forth on Schedule 4.5.2; and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.
          4.5.3 Since the furnishing of the Financial Statements, no material adverse change has occurred. The Financial Statements do not contain any untrue statement or omission of a material fact and are not misleading in any regard. Seller is solvent and no bankruptcy, insolvency or similarly proceeding is pending against Seller.
4.6 Licenses.
          Seller has all material licenses and permits relating to the ownership of the Assets and the operation of the Business as are currently necessary and required for such ownership and operation, as currently conducted. Attached hereto is an accurate list and summary description of and copy (Schedule 4.6) of all licenses and permits, owned or held by Seller relating to the ownership or operations of the Facilities, the Business, or the Assets, including the number of beds currently licensed at each of the Facilities, all of which are now and as of Closing shall be in good standing and not subject to meritorious challenge, i.e., a challenge that has merit. There are no provisions in, or agreements relating to, any such licenses or permits which would preclude or limit Buyer from operating the Facilities and using all the beds of the Facilities as they are currently classified. As of the Closing Date, there shall be no change in the number of beds listed on Schedule 4.6 with respect to any of the Facilities, except as otherwise disclosed.

4.7 Patents; Trademarks, Etc.
          Seller does not own, or have any interest whatsoever, in Intellectual Property registrations, applications therefor, licenses (other than normal governmental licenses for operation of the Business), franchises or other assets of like kind with respect to the Facilities, other than those listed on Schedule 4.7. Seller has the right to use, free and clear of any royalty or payment obligations, claims of infringement of other liens of all such items disclosed on Schedule 4.7.
4.8 Medicare Participation/Accreditation.
          Seller is eligible to receive payment under Titles XVIII and XIX of the Social Security Act and is a “provider” under existing provider agreements with the Medicare and Medicaid Programs (the “Programs”) through the applicable intermediaries, the Pennsylvania Department of Public Welfare (“DPW”) and the Maryland Department of Health and Mental Hygiene (“DHMH”).To seller’s Knowledge, the Facilities are in substantial compliance with the conditions of participation in the Programs. There is not pending, nor to the best Knowledge of Seller threatened, any proceeding or investigation under the Programs involving the Facilities or any of the Assets. The cost reports of the Facilities for the Programs for the fiscal years through 2003, have been filed. After the Closing, cost reports of the Facilities for the Programs for the fiscal year ending 2004 will be filed on or before their due dates, and Seller shall promptly provide Buyer with copies thereof. The cost reports of the Facilities were filed when due. Seller hereby agrees to indemnify and hold Buyer harmless for any Losses (as hereinafter defined) that result from the filing of any such cost reports. True and correct copies of all such reports for the three (3) most recent fiscal years of the Facilities have been furnished to Buyer. There are no claims, actions or appeals pending before DPW and/or DHMH any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicaid and Medicare Services, with respect to any federal or state Medicare or Medicaid cost reports or claims filed by Seller on or before the date hereof, or any disallowances in connection with any audit of such cost reports. Seller shall provide to Buyer a copy of all cost reports that Seller is required to file after the date of this Agreement (14) days of Seller’s filing of the same. All cost reports have been and shall be prepared and shall be timely filed in accordance with and in compliance with all applicable government rules and regulations. To Seller’s Knowledge, the Facilities are in substantial compliance with all rules, regulations and requirements of all governmental agencies having jurisdiction over the Programs in which the Facilities participate.
4.9 Legal and Regulatory Compliance.
          To seller’s Knowledge, and except as set forth on Schedule 4.9, Seller is in compliance with all applicable laws of federal, state and local authorities and all applicable rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies having jurisdiction over the Assets and of the operations of the Business; and Seller has timely filed all reports, data and other information required to be filed with such commissions, boards, bureaus and agencies.

4.10 The Contracts.
          Attached hereto is a true and complete list (Schedule 4.10) of all Contracts. Notwithstanding the foregoing, all contracts between Seller and any Facilities resident are on one of the contracts that are attached hereto as a part of Schedule 4.10 and the name of each resident and the type of standard form contract in effect for such resident are listed on Schedule 4.10. Other than the contracts between Seller and Facilities residents, Seller has delivered true and correct copies of all Contracts listed on Schedule 4.10 to Buyer.
          Except as disclosed in Schedule 4.10:
          4.10.1 The Contracts constitute valid and legally binding obligations of Seller and, to Seller’s Knowledge, are enforceable in accordance with their terms, subject to the Enforceability Exceptions;
          4.10.2 The copy of each of the Contracts delivered by Seller to Buyer constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;
          4.10.3 All material obligations required to have been performed by Seller under the terms of the Contracts have been performed, and no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time, or both, would constitute a default or breach of any Contract by Seller, upon which a cause of action may be maintained in a court of competent jurisdiction;
          4.10.4 No other party or parties to any Contract is in material default thereunder, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by any other party, with respect to any term or condition of any of the Contracts;
          4.10.5 Seller has not received notice to the effect that, nor has Seller any Knowledge that, any party to any of the Contracts intends to cancel, terminate or amend any of the Contracts; and
          4.10.6 Schedule 4.10 accurately identifies all parties to the Contracts and, where applicable, specifies the relationship of each such party to Seller or any of Seller’s board of directors, officers, or other affiliates.
4.11 Excluded Contracts.
          Attached hereto is a true and complete list (Schedule 4.11) of all commitments, contracts, leases and agreements which Seller shall not assign to Buyer and Buyer shall not assume as of Closing (the “Excluded Contracts”). True and complete copies of the Excluded Contracts have been made available to Buyer for review. The Contracts listed on Schedule 4.10, other contracts which constitute routine supply or service contracts pursuant to which Seller expects to pay or receive less than $5,000 for any one such contract or $50,000 for all such contracts during its current fiscal year whether or not listed on Schedules 4.10 and which may be terminated by Seller upon not more than 90 days notice, and the Excluded Contracts collectively constitute all commitments, contracts, leases and agreements to which Seller is a party relating to the Assets and the Business.
4.12 Inventory and Supplies.
          All items of supplies on hand on the date of this Agreement and to be on hand on the Closing Date consist and will consist of items of a quality usable or saleable in the ordinary course of the Business. The quantities of all supplies are, in Seller’s experience, reasonable and justified under the normal operations of the Facilities; and are and will be as of the Closing Date, in compliance with all applicable regulations for Facilities.
4.13 Equipment.
          Attached hereto is a depreciation schedule as of November 30, 2004 by Facility and a list of licensed equipment (Schedule 4.13) which together list all the equipment owned or leased by Seller constituting any part of the Assets. Since the above- referenced date, Seller has not sold or otherwise disposed of any item of equipment constituting any part of the Assets except in the ordinary course of business and, in the case of any item of equipment having a value in excess of $2,500 per Facility, without comparable replacement therefor. All of the Assets consisting of equipment are adequately maintained and in functional condition, except for reasonable wear and tear. Seller has good and valid title to such equipment (except for equipment leased to Seller as to which Seller has good and valid leasehold interest). Seller will convey to Buyer at Closing all of Seller’s interest in all equipment owned or leased by Seller at the Facilities free and clear of any lien or security interest or other encumbrance other than security interests of lessors, as disclosed on Schedule 4.13. No person other than Seller owns any equipment situated on the Real Property, except for items leased to Seller and items belonging to third party contractors and disclosed in Schedule 4.13.
4.14 Real Property.
          4.14.1 Seller owns fee or leasehold title to the real property described in Schedule 4.14 hereto, together with all buildings, improvements and fixtures thereon and all appurtenances and rights thereto (collectively, the “Real Property”), except as otherwise disclosed on Schedules 4.10 or 4.13 attached hereto. The Real Property will be conveyed to Buyer at Closing by special or limited warranty deed subject only to the following (collectively, the “Permitted Encumbrances”): (i) current taxes, that are a lien not yet due and payable on the Closing Date; (ii) rights of tenants in possession under leases or contracts described in Schedule 4.10; (iii) easements, conditions, or restrictions of record; (iv) dedicated streets, roads, and rights of way; (v) all applicable zoning and other laws which do not interfere with existing use; (vi) matters disclosed on the Survey (as defined in Section 7.2) and (vii) other matters on the Title Commitment (as hereinafter defined) to which Buyer does not object. The Real Property comprises all of the real property in the Business.
          4.14.2 Seller has good, indefeasible and insurable fee simple title to or leasehold interest in each parcel of owned Real Property, free and clear of any and all mortgages, liens,

charges, claims, collateral assignments, leases, attachments, levies, encroachments, rights-of-way, equities, restrictions, assessments, and all other title matters whatsoever, except those to be paid at the Closing and the Permitted Encumbrances;
          4.14.3 Seller has not received notice, nor has Knowledge of any violation of any applicable ordinance or other law, order, regulation or requirement (which violation has not been cured) relating to any part of the Real Property, including building, zoning, environmental laws and the Americans With Disabilities Act of 1990, as amended;
          4.14.4 To the Knowledge of Seller, there is not existing and there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Real Property;
          4.14.5 To the Knowledge of Seller, there is not present, any contemplated or proposed moratorium or similar impediment to land development, building construction, or hook-up to usage of water or sewer or other utility services that could materially adversely affect the use of the Real Property as it is currently being utilized;
          4.14.6 The Real Property and its operations are in material compliance with all applicable zoning ordinances, local building codes and ordinances or are operating under valid zoning variances; the use and operation of the Facilities as a Facilities is a permitted use under the applicable zoning code(s); Seller has received no notice that the Facilities is in violation, which violation has not been cured, of local building codes, ordinances or zoning laws; and to Seller’s Knowledge, the consummation of the transactions set forth herein will not result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing;
          4.14.7 Seller has not received any notice which currently remains uncured that indicates that Seller has failed to obtain any license, permit, approval, certificate or other authorizations required by applicable statutes, laws, ordinances or regulations for the use and occupancy of the Real Property;
          4.14.8 To Seller’s Knowledge, no part of the Real Property contains or is located within any tideland, wetland, or marshland;
          4.14.9 There are no parties in possession of the Real Property or any portion thereof as managers, lessees, tenants, or to the Knowledge of Seller, trespassers;.
          4.14.10 There is access to the Real Property from a dedicated public right-of-way. To Seller’s Knowledge, no fact or condition exists which would result in the termination or reduction of the current access to or from the Real Property to such right-of-way;
          4.14.11 Except as disclosed on Schedule 4.14.10, to the Knowledge of Seller, propane gas, water, sanitary sewer lines, storm sewers, electrical, and telephone services currently serving the Real Property are in reasonable operating condition and are adequate for use of the Real Property for the operation of the Facilities. Except as may be disclosed on the property surveys, and to seller’s Knowledge the Real Property has access to utility lines located in a dedicated public right-of-way. There is no, and on the Closing Date, there will be no, pending or, to the Knowledge of Seller, threatened governmental or third party proceeding which would impair or result in the termination of such utility availability;
          4.14.12 Seller has not received and has no Knowledge of any notice or request, formal or informal, from any insurance company or board of fire underwriters (i) identifying any defects in the Facilities which would adversely affect the insurability of the Facilities, or (ii) requesting the performance of any work or alteration with respect to the Facilities; and
          4.14.13 Seller has no Knowledge nor has received any notice of any public improvements which have been ordered to be made and/or which have not hereto fore been assessed, and, to seller’s Knowledge, there are no special, general or other assessments pending, threatened against, affecting or to affect the Facilities.
4.15 Condition of Assets.
          Except as disclosed on Schedule 4.15, to the Knowledge of Seller, all of the mechanical and electrical systems, heating and air conditioning systems, plumbing, water and sewer systems, and all other items of mechanical equipment or appliances and tangible personal property are in good working order, condition, and repair, normal wear and tear excepted, of sufficient size and capacity to service the Facilities and comply in all material respects with all applicable ordinances and regulations, and with all building, zoning, fire, safety, and other codes, laws and orders. Except as disclosed on Schedule 4.15, and to Seller’s Knowledge all buildings and improvements, including the roof and the foundation are and, as of the Closing Date, will be structurally sound and free from leaks and other defects, normal wear and tear excepted.
4.16 Brokers and Finders.
          Seller has engaged, and will be solely responsible for all fees, charges, costs and expenses of any broker or finder which has been used or engaged by Seller, including, but not limited to, those listed on Schedule 4.16 hereof.
4.17 Insurance.
          Schedule 4.17 sets forth a true and complete list of all insurance policies or self-insurance funds of any nature whatsoever maintained by Seller as of the date hereof covering the ownership and operation of the Assets, which reflects the policies’ numbers, terms, identity of insurers, amounts and coverage. Seller has not as of the date hereof (i) received any written notice from any such insurance company canceling or materially amending any of said insurance policies, or (ii) failed to give any required notice or present any claim which is still outstanding under any of said policies. Seller hereby represents and warrants that during the years 2000 through 2002 Seller had an occurrence-based professional liability insurance policy in place with coverage of at least $1,000,000.00 per occurrence and from 2003 to the present Seller has had a claims-made professional liability insurance policy in place with at least $1,000,000 in coverage for each year.

4.18 Employee Benefit Plans.
          Except as set forth on Schedule 4.18, Seller does not currently, nor for the last five (5) years did Seller sponsor, maintain, or contribute to any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) including, without limitation, any “multi-employer plan” as defined in Section 3(37) of ERISA. Neither Seller nor, to the Knowledge of Seller, any other person has engaged in a transaction with respect to any employee benefit plan listed or required to be listed on Schedule 4.18 which could subject any such plan or Buyer to a penalty for engaging in a prohibited transaction under ERISA or an excise tax under subtitle D, Chapter 43 of the Code. Each of the employee benefit plans listed or required to be listed on Schedule 4.18, to the Knowledge of Seller, has been operated and administered in compliance with applicable law, except for any such failure which would not subject Buyer to any penalty or other liability and except for any such failure which would not have an adverse effect upon the applicable plan or any participant therein. Seller has not incurred nor presently expects to incur any liability under Title IV of ERISA that could result in liability to Buyer. Each employee benefit plan listed or required to be listed on Schedule 4.18 that is a group health plan within the meaning of Section 5000(b)(1) of the Code is, to the Knowledge of Seller, in compliance with the provisions of Section 4980B(f) of the Code, except for any such noncompliance which would not subject Buyer to any penalty or liability and except for any such failure which would not have a material adverse effect upon the applicable plan or any participant therein. Except as disclosed on Schedule 4.18, there is not any pending or, to the Knowledge of Seller, threatened claim by or on behalf of any employee benefit plan, by any employee covered under any such plan, or otherwise involving any employee benefit plan (other than routine noncontested claims for benefits).
4.19 Employees and Employee Relations.
          Schedule 4.19 attached hereto sets forth a complete list (as of the date set forth therein) of names and positions, of all full-time and part-time employees of Seller employed in the Business and indicating whether such employee is a part-time or full-time employee. There is no pending or, to the Knowledge of Seller, threatened employee strike, work stoppage or labor dispute. Except as otherwise disclosed in Schedule 4.19, no union representation question exists respecting any employees of Seller, no collective bargaining agreement exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, to the Knowledge of Seller, during the past three (3) years, no union organizing activities by or with respect to any employees of Seller are taking place, and none of the employees of Seller are represented by any labor union or organization. There is no unfair labor practice claim against Seller before the National Labor Relations Board, or any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Business. Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Seller is not engaged in any unfair labor practices. Except as set forth on Schedule 4.20, there are no claims or charges pending with any Federal, State, or local agency, or, to the Knowledge of Seller, threatened claims or charges which relate to Equal Employment Opportunities, wage and hour claims, unemployment compensation claims, workers’ compensation claims or the like against Seller.
4.20 Litigation or Proceeding.
          Attached hereto is an accurate list and summary description (Schedule 4.20) of all litigation or proceedings with respect to the Business or the Assets to which Seller is a party, including charges of discrimination and administrative agency complaints. Except to the extent set forth on Schedule 4.20; (i) there are no claims, actions, suits, proceedings or investigations by any governmental agency or regulatory body pending or, to the Knowledge of Seller, threatened against or affecting Seller; (ii) Seller has not received notice of any threatened actions, suits, proceedings or investigations against Seller, the Business, or the Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located; (iii) there are no outstanding judgments against Seller, the Business or the Assets; (iv) there is no labor dispute affecting the Business; and (v) Seller has no Knowledge of any facts or circumstances which might reasonably form the basis for any such action, suit or proceeding.
4.21 Condemnation and Assessments.
          Seller has not received notice of, and there are no pending or, to the Knowledge of Seller, threatened, condemnation, assessment, or similar proceeding affecting or relating to the Real Property, or any portion thereof, any utilities, sewers, roadways or other public improvements.
4.22 Taxes.
          Seller has, within the time and in the manner prescribed by law, filed or properly requested extensions for all federal, state and local tax and other information return and reports (“Tax Returns”) required to be filed by it and has collected and remitted all payroll taxes required by federal and state law, and, if required, has paid in full or made adequate provisions for the payment of all known taxes (including income, franchise, sales and use, excise, severance, property, gross receipts and payroll taxes, together with any interest, penalties, assessments or deficiencies, hereinafter referred to collectively as “Taxes” or singularly as a “Tax”), for all periods ending on or before the date hereof and on or before the Closing Date. All such Tax Returns are and will be true, correct and complete in all material respects and in compliance in all material respects with the laws, rules and regulations applicable to such Tax Returns. Seller is not a party to any action or proceeding by a government authority for the assessment or collection of Taxes which may adversely affect Seller, the Business, or the Assets or affect future rights in or use of the Assets, and no such claim against Seller for additional Taxes, penalties or interest is pending or, to the Seller’s Knowledge, threatened.

4.23 Post-Balance Sheet Results.
          Except as otherwise disclosed herein (including the Schedules hereto) or as disclosed on Schedule 4.23 hereto, since December 31, 2003 to the date of this Agreement, there has not been:
          4.23.1 any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Business;
          4.23.2 any material damage, destruction or loss (whether or not covered by insurance) affecting the Assets;
          4.23.3 any increase in the compensation payable or to become payable by Seller or any bonus payment or arrangement made to or with any employees employed at the Facilities, except in the ordinary course of business in accordance with existing personnel policies, and Seller has not employed any additional senior management personnel;
          4.23.4 any labor dispute, law or regulation or any event or condition of any character materially and adversely affecting the Business;
          4.23.5 any sale, assignment, transfer or disposition of any item of plant, property or equipment having a value in excess of Two Thousand Five Hundred Dollars $2,500 (other than supplies), except in the ordinary course of business or with comparable replacement thereof;
          4.23.6 the occurrence of any material liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) except in the ordinary and regular course of the Business;
          4.23.7 the payment, discharge or satisfaction of any liability or obligation (whether absolute, accrued, contingent or otherwise) other than by payment, discharge or satisfaction in the ordinary and regular course of the Business;
          4.23.8 any change in any method of accounting or accounting practice;
          4.23.9 any incurring or assumption of indebtedness by Seller for borrowed money, any guarantee of Seller, directly or indirectly, of indebtedness or others, except in the ordinary course of the Business; or
          4.23.10 the payment of any amount to any federal, state or local government or authority or any other third-party for any claim, obligation, liability, loss, damage or expenses, of whatever kind or nature, incurred or imposed or based upon any provision of federal, state or local law or regulations or common law pertaining to environmental protection.
4.24 Payments.
     Neither Seller nor anyone acting on behalf of Seller has, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any Person who is in any manner related to the Business that is illegal under any federal, state or local law.
4.25 Certain Affiliate Transactions.
          Except as disclosed on Schedule 4.25, no officer or member of the board of directors of Seller (“Interested Person”) and no member of the immediate family of an Interested Person of Seller (“Family Member”), directly or indirectly, (i) owns any interest in any corporation, partnership, proprietorship or other entity which sells to or purchases from Seller products or services; (ii) has any cause of action or claim whatsoever against Seller, the Assets, or the Business; or (iii) holds a beneficial interest in any contract or agreement relating to the Business to which Seller is a party or by which Seller may be bound.
4.26 Environmental Matters.
          4.26.1(1) For purposes of this Agreement, the term “Environmental Laws” shall mean any and all applicable bylaws, statutes, ordinances, rules, regulations or orders of any Government Authority pertaining to health or the environment, whether now in existence or hereafter enacted and in effect at the time of closing, in any and all jurisdictions in which the Real Property is located.
               (2) For purposes of this Agreement, the terms “Hazardous Substances” and “release” (or “threatened release”) have the meanings specified in the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”); and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in the federal Resource Conservation Recovery Act (“RCRA”); provided, however, that to the extent the applicable laws, ordinances, rules, regulations or common law of the state in which the Real Property is located establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. Notwithstanding any provision of this Agreement to the contrary, the term, “Hazardous Substances” shall not include naturally-occurring substances that are present in the environment as a result of natural processes.
               (3) For purposes of this Agreement, the term “Governmental Authority” includes the United States, the state, county, city, and political subdivisions in which the Real Property is located or that exercise jurisdiction over the Real Property, and any agency, court, department, commission, board, bureau or instrumentality or any of them that exercises jurisdiction over the Real Property.
               (4) For purposes of this Agreement, the term “Environmental Condition” shall mean (a) any release or threatened release of a Hazardous Substance from, in, on, under, or onto the Real Property in violation of any Environmental Law; (b) any releases or threatened release of a Hazardous Substance from the Real Property in, on, under, or onto any other property that results in damages, loss, cost, expenses, or other liability; (c) any violation of any Environmental Law relating to the manufacture, processing, distribution, transportation, storage, use, discharge, handling, emission, or disposal of Hazardous Substances by or in connection with the Business; or (d) any release or threatened release of a Hazardous Substance from, in, on, under, or onto the Real Property resulting in liability to non-governmental third parties in tort.
          4.26.2 Seller represents that, to the Knowledge of Seller:
               (1) The Real Property is in substantial compliance with all applicable Environmental Laws, there are not any Environmental Conditions existing on or resulting from Seller’s operation of the Real Property that may give rise to any on-site or off-site remedial obligations under the Environmental Laws.
               (2) The Real Property is not subject to any existing, pending or, to the Knowledge of Seller, threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority under any Environmental Law.
               (3) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by Seller under any Environmental Law in connection with the Real Property, including those relating to the treatment, storage, disposal or release of a Hazardous Substance or solid waste into the environment, have been duly obtained or filed and Seller is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations.
               (4) There is no pending claim against Seller or known by Seller against any other person or entity of any nongovernmental third-party in tort in connection with any release or threatened release of any Hazardous Substances, solid wastes, petroleum, petroleum products, asbestos, or poly-chlorinated biphenyls (“PCBs”) into the environment as a result of or with respect to the Real Property.
               (5) Seller has not: (a) entered into or been subject to any consent decree, compliance order, or administrative order with respect to any Environmental Conditions at the Real Property or any facilities or operations thereon; (b) received notice under the citizen suit provision of any Environmental Law in connection with the Real Property or any facilities or operations thereon; (c) received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim or suit with respect to any Environmental Condition relating to the Real Property or any facilities or operations thereon; or (d) been subject to or threatened with any governmental or citizen action with respect to any Environmental Conditions at the Real Property or any facilities or operations thereon; and Seller has no reasonable basis to believe that any of the above will be asserted.
4.27 Construction in Progress.
          Schedule 4.27 contains a list of all material construction in progress on the Real Property and any contracts related thereto (the “Projects”), indicating the status of payment for and completion of each of the Projects as of the date hereof. All material approvals, consents, permits and licenses from all applicable local, state and federal authorities for the Projects have been obtained and are in full force and effect. Since the commencement date for each Project there have been no material change orders not disclosed in Schedule 4.27.
4.28 Computer Software, Etc.
          Except as disclosed on Schedule 4.28, Seller has the right to use, free and clear of any royalty or other payment obligations or claims of infringement, all computer software, programs and similar systems owned by or licensed to Seller or used in the conduct of the Business; except for shrink wrap licensed or similar store bought software, and as otherwise listed in Schedule 4.28 and all computer software programs and similar systems which are used by or utilized in connection with the Business, along with the name of the owner or licensor thereof where known by Seller; and Seller is not in conflict with or in violation or infringement of, nor has Seller received any notice of any conflict with or violation or infringement of or any claims conflict with, any asserted rights of any other Person with respect to any intellectual property or any computer software, programs or similar systems, and to the Knowledge of Seller, no other Person is in conflict with or in violation or infringement of any such items of intellectual property or computer software, programs or similar systems.
4.29 Immigration Act.
          Seller is in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (“IRCA”). For each employee (as defined in 8 C.F.R. 274a.l(f)) of Seller for whom compliance with the IRCA by Seller is required, Seller has obtained and retained a complete and true copy of each such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records or documents prepared, procured or retained by Seller pursuant to the Immigration Act. Seller has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the Knowledge of Seller, threatened against Seller, by reasons of any actual or alleged failure to comply with the IRCA.
4.30 Reports, Statements and Copies.
          All representations and warranties made herein or in any certificate or other document delivered in connection herein, are true and correct in all material respects and do not omit to state any material fact or circumstance necessary to make the statements contained therein, in light of the circumstances, under which they are made, not misleading. All other reports, statements, certificates and other data furnished by or on behalf of Seller to Buyer in connection with this Agreement or the transactions contemplated hereunder are true and correct in all material respects, and the copies of all agreements, instruments, and other documents provided to Buyer are true, correct, and complete copies and include all amendments and modifications thereof.
4.31 Chief Executive Office.
          Seller maintains its chief executive office and its books and records at 798 Hausman Road, Suite 300, Allentown, Pennsylvania 18104 (“Chief Executive Office”). Seller

does not conduct any of its business or operations related to the Facilities other than at the Facilities, its Chief Executive Office and its office location at 960 Century Drive, Mechanicsburg, Pennsylvania 17055.
4.32 HIPAA Compliance.
          Seller hereby represents and warrants and covenants that it has been and is currently in compliance, and is presently taking and will continue to take all actions necessary to assure that it shall, on or before each applicable compliance date and continuously thereafter, comply with Public Law 104-191 of August 21, 1996, known as the Health Insurance Portability and Accountability Act of 1996 (“HIPAA) and its implementing regulations, including without limitation, the Standards for Electronic Transaction and Code Set (45 CFR Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 CFR Parts 160 and 164) and such other regulations that may, from time to time, be promulgated thereunder. Seller has not received any notice from any Governmental Authority that such Governmental Authority has imposed or intends to impose any enforcement actions, fines or penalties for any failure or alleged failure to comply with HIPAA or its implementing regulations.
4.33 DISCLOSURE.
          No representation or warranty by Seller contained in this Agreement and no statement contained in any of the Schedules and Exhibits to which Seller is a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the Transactions contemplated in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading, or necessary in order to provide Buyer with all pertinent information regarding the Business, Assets or Facilities.
5. REPRESENTATIONS AND WARRANTIES OF BUYER
          As of the date hereof and as of the Closing Date, Buyer represents and warrants to Seller that the following facts and circumstances are and, except as contemplated hereby, at the Closing Date will be true and correct:
5.1 Corporate Capacity.
          Each Buyer is a limited liability corporation duly organized and validly existing, of active status under the laws of the Commonwealth of Pennsylvania or the State of Maryland, as applicable. Buyer has the requisite power and authority to enter into this Agreement, perform its obligations hereunder and to conduct its businesses as now being conducted. Buyer has taken all requisite action to authorize the execution, delivery, and performance of Buyer’s obligations hereunder. Buyer has all requisite power and authority to conduct its business as now being conducted and as to be conducted after the Closing.

5.2 No Conflicts.
          As of the Closing Date and the date hereof, there are no actions, proceedings or investigations pending or threatened, that question any of the transactions contemplated by this Agreement or the validity of any of the Buyer Transaction Documents (as defined in Section 5.3, below) or which, if adversely determined, could have a material adverse effect on Buyer’s ability to enter into or perform its obligations under the Buyer Transaction Documents.
5.3 Corporate Powers; Consents; Absence of Conflicts With Other Agreements, Etc.
          The execution, delivery and performance of this Agreement by Buyer and all other agreements referenced herein to which Buyer is to become a party at the Closing and the consummation of the transactions set forth herein by Buyer, (collectively, the “Buyer Transaction Documents”):
          5.3.1 are within Buyer’s powers, are not in contravention of the law, and have been duly authorized by all necessary action of Buyer;
          5.3.2 do not, and the execution and delivery by Buyer of the other Buyer Transaction Documents and the performance by Buyer of all of the Buyer Transaction Documents will not (in each case, with or without the passage of time or the giving of notice), directly or indirectly violate or conflict with, result in a breach of, or constitute a default under, any governmental or third party authorization or contract to which Buyer is a party that could affect Buyer’s ability to perform its obligations hereunder;
          5.3.3 do not and will not conflict with any provision of Buyer’s articles of incorporation or bylaws;
          5.3.4 do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority, except as disclosed on Schedule 5.3.4;
          5.3.5 will neither conflict with nor result in any breach of, or constitute a default under (or an event which, with or without notice of lapse of time, or both would constitute a default) or contravention of, nor cause the creation of any lien under, any indenture, agreement, lease, instrument or understanding to which Buyer is a party or by which Buyer is bound;
          5.3.6 will not violate any statute, law, rule, regulation, order or judgment of any governmental authority to which Buyer may be subject; or
          5.3.7 will not violate any order, writ, injunction, decree or judgment of any court or governmental authority to which Buyer may be subject.
5.4 Financial Statements.
          5.4.1 Buyer has delivered to Seller copies of the consolidated audited financial statements of Buyer as of December 31, 2003 (“Buyer’s Audited Financial Statements”) and will provide Seller with the most recent internal financial statements as they become available during the normal course of business, up to within 30 days of the Closing Date (“Buyer’s Interim Financial Statements”)
          5.4.2 Buyer’s Audited Financial Statements are true, complete and accurate and fairly present the financial condition and results of operations of Buyer as at the respective dates thereof and for the periods therein referenced, have been prepared in accordance with GAAP; Buyer’s Interim Financial Statements are true, complete and accurate and fairly present the financial condition and results of operations of Buyer as at the respective dates thereof and for the periods therein referenced, have been prepared in accordance with GAAP; and the Financial Statements reflect the consistent application of such accounting principles throughout the periods involved.
          5.4.3 Since the furnishing of the Financial Statements, no material adverse change has occurred. The Financial Statements do not contain any untrue statement or omission of a material fact and are not misleading in any regard. Buyer is solvent and no bankruptcy, insolvency or similarly proceeding is pending against Buyer.
5.5 Binding Effect.
          This Agreement and all other agreements to which Buyer is or will become a party hereunder or pursuant hereto are and will constitute the valid and legally binding obligation of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof, subject to the Enforceability Exceptions.
5.6 Brokers and Finders.
          Buyer has engaged, and will be solely responsible for all fees, charges, costs and expenses of, any broker or finder which has been used or engaged by Buyer, including, but not limited to, those listed on Schedule 5.4 hereof.
5.7 Disclosure.
           No representation or warranty by Buyer contained in this Agreement and no statement contained in any of the schedules and Exhibits to which seller is a party or any other certificate or instrument furnished or to be furnished pursuant to this Agreement or in connection with the Transactions contemplated in this Agreement contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact, necessary in order to make any of the statements not misleading, or necessary in order to provide Buyer with all pertinent information regarding the Business, Assets and Facilities.
6. COVENANTS OF SELLER
6.1 Access and Information.
          6.1.1 Between the date of this Agreement and the Closing Date, Seller shall (during business hours or at such times to which Seller consents, which consent shall not be unreasonably withheld) afford to the officers and authorized representatives and agents of Buyer reasonable access to Seller’s directors and officers, and the right to inspect the plants, properties, books, records, and documents of Seller (and to make copies thereof), and will furnish for inspection and copying by Buyer such additional financial and operating data and other information in Seller’s possession regarding the Business and the Assets as Buyer may from time to time request.
          6.1.2 Between the date of the Seller/Buyer Announcement, as described in Paragraph 7.6, and the Closing Date, Seller shall (during business hours or at such times to which Seller consents, which consent shall not be unreasonably withheld) afford to the officers and authorized representatives and agents of Buyer reasonable access to Seller’s employees (in the case of employees, with the approval of Seller, which will not be unreasonably withheld), residents, contractors, agents, payors and intermediaries. Seller shall permit Buyer access to Seller’s accountants, auditors, and suppliers for consultation or verification of any information obtained by Buyer and shall use its best efforts to cause such persons or entities to cooperate with Buyer in such consultation and verification. In case of contact between Buyer and Seller’s accountants or auditors, Buyer shall be responsible for all professional fees incurred in connection therewith. In the exercise of its rights under this section, Buyer shall not unreasonably interfere with the operations of Seller, the conduct of the Business, or the relationships with Seller’s residents or suppliers.
6.2 Operations.
          From the date hereof until the Closing Date, Seller will:
          6.2.1 carry on the Business in substantially the same manner as Seller has heretofore and not make any material change in operations, finance, accounting policies, or real or personal property of the Business;
          6.2.2 maintain the Assets, and keep all Real Property and equipment in as good working order and condition as at present, ordinary wear and tear excepted;
          6.2.3 perform all of Seller’s obligations under the Contracts and all agreements relating to or affecting the Assets or the Business;
          6.2.4 take all actions necessary and appropriate to render title to the Assets free and clear of all liens, security agreements, claims, charges and encumbrances (except for the Assumed Liabilities and Permitted Encumbrances);
          6.2.5 keep in full force and effect present insurance policies or other comparable insurance;
          6.2.6 maintain and preserve Seller’s business organization intact and maintain Seller’s relationships with physicians, employees, residents, payors, suppliers, customers and others having business relations with Seller and take such actions as are necessary to cause the smooth, efficient and successful transition of the Business and the Assets to Buyer as of Closing;

          6.2.7 permit, and allow reasonable access by Buyer, after the Seller/Buyer Announcement as described in Paragraph 11.7 has been made, to make offers of post-Closing employment to all of Seller’s personnel employed at the Facilities, which personnel shall be allowed to accept such offers without penalty, competing offer or interference;
          6.2.8 keep in full force and effect all certificates of need, licenses, provider numbers, permits, certificates, qualifications, authorizations, and registrations that are required for Seller to carry on its business in accordance with this section; and
          6.2.9 consistent with past practices, Seller will make all normal and customary repairs to the Assets or the facilities comprising the Business.
6.3 Negative Covenants.
          From the date hereof to the Closing Date, with respect to the Business and the Assets Seller will not, without the prior written consent of Buyer:
          6.3.1 amend or terminate any of the Contracts, enter into any contract or commitment, or incur or agree to incur any liability, except in the ordinary course of the Business and in no event greater than $2,500 per item per Facility or which is not terminable without cause or penalty within sixty (60) days following Closing;
          6.3.2 except as disclosed on Schedule 4.23 increase compensation payable or to become payable or make a bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of the Business in accordance with existing personnel policies and employment contracts;
          6.3.3 create or assume any new mortgage, security interest or other lien or encumbrance upon any of the Assets, whether now owned or hereafter acquired;
          6.3.4 sell, assign or otherwise transfer or dispose of any property, plant or equipment (other than supplies), except in the normal course of business, and if valued in excess of $2,500, without comparable replacement thereof; or
          6.3.5 take any action outside the ordinary course of business.
6.4 Governmental Approvals.
Between the date of this Agreement and the Closing Date, Seller (a) will use its best efforts to obtain, as promptly as reasonably practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions set forth herein including, without limitation, obtaining a Consent Order from the Pennsylvania Court of Common Pleas of Lehigh County, Orphans’ Court Division (the “Orphans’ Court Order”) and including preparing and filing a Pre-Merger Notification Report in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and, (b) will provide information and communications in Seller’s possession to governmental and regulatory authorities as Buyer or such authorities may reasonably request, and (c) will cooperate with Buyer in obtaining, as Soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller or Buyer to consummate the transactions set forth herein.
6.5 Exclusive Agreement.
          Seller is not party to any agreement to sell any or all of the Assets, Business or Facilities to any party other than Buyer. In the event any such agreement is entered into after the date hereof, Seller shall ensure that such agreement is expressly subject to Buyer’s rights under this Agreement.
6.6 Closing Conditions.
          Between the date of this Agreement and the Closing Date, Seller will use its best efforts to cause the conditions specified in Articles 8 and 9 hereof over which Seller has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.
6.7 Employees.
          Seller shall use its reasonable best efforts to cause its employees and agents employed at Facilities to make available their employment services to Buyer, and Buyer shall hire and continue to employ such employees of Seller as shall be necessary to relieve Buyer of any liability or responsibility (including, but not limited to the responsibility to provide notice of the contemplated transactions) under the WARN Act or any similar federal, state or local law. However, nothing contained in this Agreement shall constitute a guaranty of continued employment of any kind for any current or former employee of Seller, whether or not such employee is ultimately hired by Buyer.
6.8 Cooperation.
          Prior to the Closing Date, Seller will not take any action that would cause the conditions upon the obligation of the parties to effect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action that would cause the representations and warranties made by Seller herein not to be true, correct, and complete as of the Closing Date. Further, Seller covenants to cooperate with Buyer in the provision of documents, affidavits, and other data, in order for Buyer to obtain any consents and approvals necessary to consummate this Transaction, including actions required by Seller in Section 7.8 herein.
7. COVENANTS OF BUYER
7.1 Governmental Approval.
          Between the date of this Agreement and the Closing Date, Buyer will (a) use its commercially reasonable best efforts to obtain, as promptly as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Buyer to consummate the transactions contemplated hereby and including preparing and filing a

Pre-Merger Notification Report in compliance with the HSR Act, (b) use its commercially reasonable efforts to cooperate with Seller for Seller to obtain full and complete releases of Seller from all the Contracts, and Assumed Liabilities and to provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request, and (c) cooperate with Seller in obtaining, as soon as practicable, all approvals, authorizations and clearances of governmental and regulatory authorities required of Seller to consummate the transactions contemplated hereby, including but not limited to the Orphans’ Court Order.
7.2 Survey.
          Buyer, at the sole cost and expense of Buyer, shall obtain an as-built survey (the “Survey”) of the Real Property acceptable to the Title Company for purposes of deleting standard survey exceptions as provided above and reflecting all improvements visible on the grounds and all easements, rights of way, means of ingress or egress, encroachments and drainage ditches, whether abutting or interior, of record or on the grounds. The Survey shall reflect whether and to the extent any portion of the Real Property lies within the 100-year flood hazardous area as defined by applicable state or federal guidelines and shall be approved by Buyer, which approval shall not be unreasonably withheld. The Survey shall be certified to the Title Company, Buyer’s lender, Buyer and Seller in a form reasonably satisfactory to each.
7.3 Closing Conditions.
          Between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions specified in Articles 8 and 9 hereof over which Buyer has control to be satisfied as soon as reasonably practicable, but in all events before the Closing Date.
7.4 Cooperation.
          Prior to the Closing Date, Buyer will not take any action that would Cause the conditions upon the obligation of the parties to effect the transactions contemplated hereby not to be fulfilled, including taking or causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true, correct, and complete as of the Closing Date.
7.5 Employees.
          Buyer will offer employment to substantially all employees of Seller who satisfy Buyer’s reasonable requirements for employment positions, permitting them to continue in their current or substantially similar positions, at wages and benefits substantially equivalent to their current wages and benefits. In addition, Buyer will give due consideration to offering employment to the employees of the food service, housekeeping and laundry contractors if and when Buyer elects to provide such services internally.

7.6 Meetings at Facilities.
          Buyer agrees that an executive of Buyer shall meet, together with the President of Seller, at each of the Facilities on a mutually agreed upon date or dates following the Seller/Buyer Announcement (as defined in Section 11.7 herein), for purposes of introducing Seller’s staff, employees, and residents to Buyer.
7.7 Financing Commitment.
          Buyer has provided to Seller a copy of its financing term sheet or commitment from its Lender(s) on or before the execution of this Agreement. Buyer shall use its commercially best efforts to obtain binding commitments for its debt and equity financing on or before March 14, 2005.
7.8 Title and Survey Matters.
          7.8.1 Title Commitment. Buyer, at its cost and expense, shall obtain and cause a copy to be furnished to Seller of a current title commitment (the “Title Commitment”) issued by a title insurance company selected by Buyer and reasonably acceptable to Seller (the “Title Company”), together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an owner’s or leasehold title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue one or more owners’ or leasehold title policies (collectively, the “Title Policy”) to Buyer in an amount equal to the amount of purchase price as allocated per Section 2.2 of the Real Property insuring such title to the Real Property as is specified in the Title Commitment. Buyer will have twenty (20) days from the date Buyer receives the Title Commitment and Survey (as defined below) within which to cause the Title Commitment and the Survey to be examined and to notify Seller in writing of any material objections to Seller’s title reflected by the Title Commitment and the Survey (“Buyer’s Objection”). Seller shall have twenty (20) days from receipt of Buyer’s written objections to cure the material defects set forth therein, and to provide Buyer with written notice of Seller’s action to remedy such objection. (“Seller’s Response”). If Seller does not timely cure and provide such notice, Buyer may, within five days thereafter either (a) accept title to the Real Property as provided, or (b) terminate the Agreement in written notice to Seller. If Buyer does not deliver to Seller written notice of termination within such day five day period, Buyer will be deemed to have accepted title to the Real Property as shown in the Title Commitment without reduction of Purchase Price. At Closing, an authorized agent of the Title Company shall down-date and initial the Title Commitment to reflect the condition of title of the Real Property must be consistent with the Title Commitment as modified to delete Buyer’s objections therefrom.
          7.8.2 Title Policy. Within thirty (30) days after Closing, Buyer, at its cost and expense, shall cause the Title Policy to be furnished to Buyer. The Title Policy shall be issued in the amount of amount of purchase price as allocated per Section 2.2 of the Real Property and shall insure good and marketable fee simple title to the fee simple Real Property. The Title

Policy may contain the Permitted Encumbrances, but shall contain no additional exceptions to title to the Real Property other than the standard exceptions contained in ALTA owners policy prescribed for use in the State of Maryland and the Commonwealth of Pennsylvania, with: (a) the Standard Exception as to taxes limited to taxes for the current and subsequent years “not yet due and payable,” (b) the Standard Exception as to unrecorded easements, visible and apparent easements, or other matters which would be disclosed by an inspection of the Real Property deleted; (c) the Standard Exception as to mechanics’, materialmen’s, or similar liens or other matters relating to the completion of construction and payment of bills with respect thereto deleted; (d) the Standard Exception as to areas, boundaries, discrepancies, encroachments, and other matters which would be disclosed by a survey of the Real Property deleted (subject to Buyer timely obtaining a survey); (e) zoning endorsement; (f) comprehensive endorsement (ALTA); (g) contiguity endorsements; (h) access endorsement; and (i) Environmental Protection Agency endorsements.
8. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
          The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer. The failure of any of the following conditions to be met (through no fault of the Buyer) shall cause this Agreement to be terminated with no further obligation of the parties one to the other except for Sections 2.1(a), 13.5 and 13.16 herein:
8.1 Representations/Warranties.
          The representations and warranties of Seller contained in this Agreement shall be true when made and on and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed; and Buyer shall have received a certificate to the foregoing effect from both the President of Seller, in his or her official capacity.
8.2 Opinion of Seller’s Counsel.
          Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in form and substance reasonably satisfactory to Buyer to the effect that: (i) Each Seller is a nonprofit corporation, duly organized, validly existing and of active status under the laws of the Commonwealth of Pennsylvania; (ii) Each Seller has full power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated hereby, and all corporate or other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and each of the agreements contemplated hereby by Seller and to sell, convey, assign, transfer and deliver the Assets to Buyer as herein contemplated have all been duly and properly taken; (iii) this Agreement and all other agreements, deeds, assignments, other instruments and other agreements of conveyance and transfer to be executed and delivered hereunder by Seller constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except for the Enforceability Exceptions; and (iv) no ungiven notice to, or unobtained consent, authorization, approval or order of any court or governmental agency or body required to be obtained by Seller is required for the consummation of the transactions set forth herein. Such opinion shall include any other matters incident to the matters herein contemplated as Buyer or Buyer’s counsel may reasonably request. In rendering such opinion, such counsel may rely upon certificates of governmental officials, may place reasonable reliance upon certificates of officers of Seller, and may rely on the opinions or advice of other professionals and advisors employed by Seller.
8.3 Pre-Closing Confirmations.
          Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer confirming the following:
          8.3.1 Seller hereby covenants to provide the Pennsylvania Departments of Health and Public Welfare, the Maryland Health Care Commission, the Maryland Department of Health and Mental Hygiene (“DHMH”), the Maryland Department of Aging and the Centers for Medicaid and Medicare Services with written notice of the Seller’s intent to transfer ownership and operation of the Facilities to Buyer within the notification periods as prescribed by applicable law. Buyer also shall have received no indication that any licenses, permits, accreditation, certifications, consents and other authorizations necessary for the continued operation of the Facilities as now operated, including the continuation of presently existing reimbursement arrangements with Medicaid and Medicare, will not be issued.
          8.3.2 Expiration of all waiting periods under the HSR Act if applicable.
          8.3.3 Ability of Seller to transfer title to the Assets free and clear of all encumbrances as required hereby.
          8.3.4 A Certificate of Need or approval for Certificates of Need, therefor, if applicable.
8.4 Action/Proceeding.
          No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions set forth herein, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder, and there shall not be in effect any order restraining, enjoining, or otherwise preventing consummation of the transactions set forth herein.
8.5 No Adverse Change.
          No material adverse change in the results of operations, financial condition or businesses of the Business (or prospects for the continuation thereof) shall have occurred subsequent to the date hereof, and Seller shall not have suffered any material change, loss or damage to the Assets, whether or not covered by insurance. For purposes of this Agreement, Material Adverse Change shall be defined as a material adverse change in the physical condition, business prospects or affairs of the Facilities or any material physical damage or loss to the Assets (whether or not such damage or loss is covered by insurance); provided, that “Material Adverse Change” shall not include adverse changes to the results of operations of the Facilities resulting primarily from general market conditions relating to the delivery of retirement and health care services or the economy generally, or from the public announcements and the general publicity relating to the transactions contemplated by this Agreement (including, without limitation: (x) actions by residents or competitors or (y) loss of personnel or residents), other than a breach of this Agreement or the Related Documents.
8.6 Vesting/Recordation.
          Seller shall have furnished to Buyer, in form and substance reasonably acceptable to Buyer and approved by Buyer’s counsel, deeds, bills of sale, assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all of Seller’s right, title and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.
8.7 Title to Real Estate.
          Buyer shall have received the Title Commitment and any objections by Buyer to exceptions contained therein (other than Permitted Encumbrances) shall have been cured or waived as provided herein.
8.8 Recent Agreements and Commitments.
          Seller shall have delivered to Buyer an accurate list and substantially complete description (Schedule 8.8) of all agreements relating to the Business or the Assets entered into by Seller between the date hereof and the Closing Date, which agreements shall be included in the term “Contracts” for the purposes of this Agreement and shall be assumed by Buyer at Closing, except for such agreements that Buyer believes to be illegal or commercially unreasonable or outside the ordinary course of the Business. Furthermore, Seller shall have updated all Schedules and delivered the same to Buyer at least ten (10) days before the Closing Date.
8.9 Closing Documents.
          Seller shall have executed and delivered to Buyer all of the Closing Documents required to be executed by Seller pursuant to any term or provision of this Agreement, each of which shall be in form and substance reasonably acceptable to Buyer.
8.10 Casualty.
          If before the Closing any material part of the Assets is damaged, lost, or destroyed (whether by fire, theft, vandalism, or other cause or casualty other than the act or omission of Buyer, its agents, or representatives) and the same can be replaced, repaired or restored within 90 days, Seller must promptly replace, repair, and/or restore the same to substantially the same condition as before the damage. If in Seller’s determination, the same cannot be replaced, repaired, or restored within 90 days, Seller must so notify Buyer within 30 days of the occurrence of the damage or destruction. Buyer will thereupon have 10 days to notify Seller in writing of its election either to (a) terminate this Agreement in its entirety in which event it will receive back the Deposits; or (b) proceed to Closing and either (i) receive an assignment of insurance proceeds payable to Seller as a result of the damage or destruction, but the Purchase Price will not be reduced, or (ii) reduce the Purchase Price by the amount of insurance proceeds payable to Seller as a result of the damage or destruction, but Seller will retain all such proceeds.
8.11 Consents to Assignments.
          All consents, waivers and estoppels of third parties, including governmental agencies, required to be obtained by Seller in connection with the transactions contemplated hereby are set forth on Schedule 8.11 hereof. All such consents shall have been obtained by Seller in form and substance reasonably acceptable to Buyer. Seller shall use its best efforts to obtain all other consents of third parties which are necessary or desirable to consummate the transactions contemplated herein.
8.12 Appraisal.
          Buyer shall have received an appraisal of the Assets and Business reasonably satisfactory by Buyer indicating that the allocation of the Purchase Price contemplated by Section 2.2 is appropriate.
8.13 Environmental Survey and Physical Plant Inspections.
          Buyer, at its sole cost and expense, shall have received a Phase I Environmental Site Assessment from an environmental engineering firm (and, if recommended by such firm, additional surveys and reports) and such structural engineering inspections and reports, mechanical systems inspections and reports, and life safety code inspections and report, all as Buyer may deem advisable or desirable with respect to the Real Property, the scope, findings and conclusions of which shall be in accordance with the representations and warranties set forth in Sections 4.14 and 4.15 hereof.
8.14 Financial Statements.
          Seller has delivered to Buyer Audited Financial Statements for the years ending December 31, 2003 and 2002, and will provide Buyer with the most recent internal consolidated financial statements (the “Interim Financial Statements”) as they become available during the normal course of business, up to within 30 days of the Closing Date.
8.15 Due Diligence.
          Seller shall have granted Buyer complete access to conduct its due diligence related to the Facilities, which due diligence shall include appraisals, property surveys, title work, environmental and engineering studies, and other due diligence specifically required by Buyer’s Lenders (“Facilities Due Diligence”) and Buyer shall have completed the Facilities Due

Diligence on or before March 14, 2005, the results of which shall be reasonably satisfactory to Buyer and Buyer’s Lenders. All other due diligence shall have been completed by Buyer prior to the execution of this Agreement.
8.16 Allocation of Purchase Price.
          Seller and Buyer shall have agreed to an allocation of the Purchase Price, as contemplated by Section 2.2 hereof.
8.17 Financing.
          Buyer shall have obtained one or more debt and/or equity financing commitments from a lender(s) and/or equity investor of its choice (collectively, “Lender”) on terms and conditions reasonably acceptable to Buyer, and Buyer shall have received the proceeds of said financing in an amount sufficient to enable Buyer to pay the Purchase Price as of the Closing Date.
9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller. The failure of any of the following conditions to be met (through no fault of the Seller) shall cause this Agreement to be terminated with no further obligation of the parties one to the other except for Sections 2.1(a), 13.5 and 13.16 herein:
9.1 Representations/Warranties.
          The representations and warranties of Buyer contained in this Agreement shall be true when made and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date; each and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed; and Seller have received a certificate to the foregoing effect from both the Chairman and CEO of the sole member of the Buyers.
9.2 Opinion of Buyer’s Counsel.
          Seller shall have received from counsel to Buyer an opinion dated as of the Closing Date and addressed to Seller, in form and substance reasonably satisfactory to Seller, to the effect that: (i) Each Buyer is a limited liability corporation, duly organized, validly existing and of active status under the laws of the Commonwealth of Pennsylvania or the State of Maryland, as applicable; (ii) Each Buyer has full power and authority to make, execute, deliver and perform this Agreement and each of the agreements contemplated hereby, and all corporate or other proceedings required to be taken by Buyer to authorize the execution, delivery, and performance of this Agreement and each of the agreements contemplated hereby by Buyer, and to purchase and receive the Assets as herein contemplated, have all been duly and properly taken; (iii) this Agreement and the other agreements and instruments delivered hereunder by Buyer constitute the valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except for the Enforceability Exceptions; and (iv) no ungiven notice to or obtained consent, authorization, approval or order of any court or governmental agency or body required to be obtained by Buyer is required for the consummation of the transactions set forth herein. Such opinion shall include any other matters incident to the matters herein contemplated as Seller or Seller’s counsel may reasonably request. In rendering such opinion, such counsel may rely upon certificates of governmental officials and may place reasonable reliance upon certificates of officers of Buyer.
9.3 Action/Proceeding.
          No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions set forth herein, and no governmental agency or body shall have taken any other action or made any request of Seller or Buyer as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder; and there shall not be in effect any order restraining, enjoining, or otherwise preventing consummation of the transactions set forth herein.
9.4 Pre-Closing Confirmations.
          Seller shall have obtained documentation or other evidence reasonably satisfactory to Seller confirming the following:
          9.4.1 The Orphans’ Court Order;
          9.4.2 Expiration of all waiting periods under the HSR Act if applicable.
          9.4.3 Such other consents and approvals from third parties as may be legally or contractually required for Seller’s consummation of the transactions described herein without breach or default of any material agreement to which Seller is a party.
9.5 Extraordinary Liabilities/Obligation.
          Buyer shall not (a) be in receivership or dissolution, (b) have made any assignment for the benefit of creditors, (c) admitted in writing its inability to pay its debts as they mature, (d) have been adjudicated a bankrupt, or (e) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.
9.6 Allocation of Purchase Price.
          Buyer and Seller shall have agreed to an allocation of the Purchase Price, as contemplated in Section 2.2.

10. NONCOMPETITION
10.1 Restrictions.
          Seller and Buyer recognize that Seller’s covenant not to compete is necessary to ensure the continuation of the Business as owned and operated by Buyer subsequent to Closing, and irreparable harm and damage will be done to Buyer in the event that Seller competes with Buyer within the area specified in this Article. Therefore, in consideration of the premises and as a necessary inducement for Buyer to enter into this Agreement and consummate the transactions set forth herein, Seller and each of its members and subsidiaries, as set forth on Schedule 10.1 hereto, agree that for a period of three (3) years (the “Restricted Period”) from and after the Closing Date, neither Seller nor any member, and/or subsidiary shall directly or indirectly, on its own behalf or on behalf of any competitor of Buyer in any capacity: (a) construct, own, manage, operate, control, participate in the management or control of, or maintain or continue any interest whatsoever in any skilled nursing care facility within a fifteen (15) mile radius of Perry Village in New Bloomfield, Pennsylvania, or within a twenty (20) mile radius of the other Facilities (collectively, the “Market”); (b) influence or attempt to influence any client or potential client of Buyer in the Market to acquire or contract for Facilities services other than from Buyer or its affiliates; or (c) interfere with Buyer’s relationships with any payers, vendors, clients, or any other person who does business with Buyer. Notwithstanding the foregoing, neither Seller nor any of its members and subsidiaries shall be considered to be in violation of this Section 10.1 (a) if it: (a) continues to engage in skilled nursing, assisted living, independent living or continuing care retirement services (the “Services”), to the extent it engages in such Services at locations it presently provides such Services (“Locations”), as listed on Schedule 10.1 on the date of execution of this Agreement; (b) expands Services at the Locations; (c) acquires one or more continuing care retirement communities outside of the Market; (d) relocates any Facility as set forth on Schedule 10. l(d); or (e) provides other health related or community services as listed on Schedule 10.1(e) in any location, including the Market.
10.2 Enforcement.
          Buyer, Seller and Seller’s members and subsidiaries acknowledge and agree that any remedy at law for any breach of the provisions of this Article 10 would be inadequate. Buyer, Seller, and Seller’s members and subsidiaries further agree that if Buyer files suit for injunctive relief hereunder, Buyer shall not be required to prove actual monetary loss or to establish the inadequacy of any remedy at law, and further agree that the breach or threatened breach of such provisions may be effectively restrained. To the extent that a court of competent jurisdiction determines that this Article is illegal, invalid or unenforceable, the illegal, invalid or unenforceable provision shall be reformed in accordance with Section 13.12 hereof.
11. ADDITIONAL AGREEMENTS
11.1 Termination Prior to Closing.
          Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Buyer and Seller;

(ii) on or prior to the Closing Date by Buyer if there has been a material adverse change in the financial condition or results of operations of the Assets since the date hereof; (iii) on or prior to closing by Buyer if any of the conditions specified in Article 8 of this Agreement have not been substantially satisfied and satisfaction of such condition shall not have been waived; (iv) on or prior to Closing by Seller if any of the conditions specified in Article 9 of this Agreement have not been satisfied and satisfaction of such condition shall not have been waived; (v) by Buyer in accordance with the provisions of Section 8.10; or by Buyer or Seller if the Federal Trade Commission or the United States Justice Department request additional documentation under the HSR Act regarding the transactions contemplated herein; and (vii) by either party if the Closing shall not have occurred by May 15, 2005.
          Notwithstanding the foregoing, a party shall not be allowed to exercise any right of termination if the event giving rise to the termination right shall be due to the willful breach of this Agreement by such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.
11.2 Post-Closing Access to Information.
          Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party (or their affiliates) for the purposes of concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third-party claims. Accordingly, Seller and Buyer agree that for a period of seven (7) years after Closing each will, at the expense of the requesting party and upon written request, make available to the other’s agents, independent auditors and/or governmental agencies such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions set forth herein, audits, compliance with governmental requirements and regulations and the prosecution or defense of claims.
11.3 Preservation and Access to Resident Records After the Closing.
          After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve all medical records and other records of the Facilities existing as of the Closing and which constitute a part of the Assets delivered to Buyer at Closing. Buyer acknowledges that as a result of entering into this Agreement and its ownership of the Facilities, it will gain access to resident and other information which is subject to rules and regulations concerning confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the resident records delivered to Buyer at Closing at the Facilities after Closing in accordance with applicable law (including, if applicable, Section 1861 (v)(i)(l) of the Social Security Act (42 U.S.C. § 1395(v)(l)(l)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of resident records generated at the Facilities after Closing. Upon reasonable notice during normal business hours at the sole cost and expense of Seller and upon Buyer’s receipt of appropriate consents and authorizations, Buyer shall afford to the representatives of Seller, including its counsel and accountants, reasonable access to, and copies of, the records transferred to Buyer at the Closing for the purposes of audits, required governmental filings and defense of third party claims. In addition, Seller shall be entitled, at Seller’s sole risk, to remove from the Facilities any such resident records, but only for purposes of pending litigation involving a resident to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and only upon Buyer’s receipt of appropriate consents and authorizations. Any resident records so removed from the Facilities shall be promptly returned to Buyer following its use by Seller. Any access to the Facilities, its records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not interfere with the business and operations of the Facilities.
11.4 Tax, Medicare, and Medicaid Effect.
          None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountant) concerning any of the tax, Medicare or Medicaid effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax, Medieaid, or Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.
11.5 Seller’s Cost Reports.
          Seller will prepare and timely file all required reports relating to Seller for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein, including terminating cost reports for the Medicare program (the “Seller Cost Reports”) and financial reports to the DPW or DHMH (the “State Reports”). Seller shall indemnify and hold Buyer harmless from and against any liability from Seller’s failure to timely file the Seller Cost Reports and/or the State Reports. Buyer shall use its reasonable efforts to forward to Seller any and all correspondence relating to the Seller’s business activities within fifteen (15) business days after receipt by Buyer. Buyer will remit any receipts relating to Seller business activities after receipt by Buyer and will use its reasonable efforts to forward any demand for payments within five (5) business days after receipt by Buyer. Seller shall retain all rights and liabilities relating to Seller Cost Reports and the State Reports. Such rights shall include the right to appeal any Medicare or Medicaid determinations relating to the Seller Cost Reports or other matters. Seller shall retain the originals of Seller Cost Reports, State Reports, correspondence, work papers and other documents relating to Seller Cost Reports and State Reports.
11.6 Employee Matters.
          11.6.1 Workers’ Compensation.
          Seller shall maintain worker’s compensation coverage for its employees in accordance with Pennsylvania and Maryland law, as applicable and shall be liable for any and all covered claims for workers’ compensation benefits by employees to the extent such claims are for injuries or diseases occurring prior to the Closing Date. Buyer shall obtain workers’ compensation coverage for its employees in accordance with Pennsylvania and Maryland law, as applicable and shall be liable for any and all covered claims for workers’ compensation benefits by employees to the extent such claims are for injuries or diseases occurring on or after the Effective Date.
          11.6.2 WARN Act.
          Seller acknowledges that the transfer of Assets to Buyer constitutes the sale of one or more businesses within the meaning of the Workers Adjustment and Retraining and Notification Act (the “WARN Act”) and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Buyer intends to offer employment at the Closing to substantially all of the employees of Seller, to perform comparable services, in such position as is comparable to the position such employee held with Seller as of the Closing. Subject to the provisions of this Section 11.6.2 and Section 6.7 herein, Seller shall indemnify and hold Buyer harmless for any violations of the WARN Act which occur prior to the Closing Date.
11.7 Press Releases.
          At all times at or before the Closing, Seller, on the one hand, and Buyer, on the other hand, will consult with the other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby (the “Seller/Buyer Announcement”) and will use good faith efforts to obtain the other party’s approval of the text of any public report, statement or release to be made on behalf of such party. Both parties agree that no Seller/Buyer Announcement will be made until Buyer has provided Seller with evidence that Buyer has obtained binding commitments in the form of debt and equity financing sufficient to close the Transaction. If either party is unable to obtain the approval of its public report, statement, or release from the other party and such report, statement, or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party’s disclosure obligations, then the party may make or issue the legally required report, statement, or release and promptly furnish the other party with a copy thereof.
11.8 Non-Transfer of Assets.
          Buyer covenants that Buyer shall not, within the period prescribed in Section 12.7, sell or transfer substantially all of the assets of any Buyer or cause any Buyer to be dissolved, liquidated or merged with or into another entity unless Buyer’s indemnification under Section 12.3 is assigned to the purchaser of substantially all of the assets or the surviving entity.
11.9 Retroactive Increase in Medical Assistance Payments.
          11.9.1 The parties agree that any retroactive increase in Medical Assistance payments from the Pennsylvania Department of Public Welfare (“DPW”) (“Payment”) to the Facilities in Pennsylvania that are paid separately from cost report settlements for services rendered up to and including the Closing are assets of Seller regardless of when paid. The parties agree that any retroactive increase in Medical Assistance payments from the Pennsylvania Department of Public Welfare (“DPW”) (“Payment”) to the Facilities in Pennsylvania for

services rendered during the period subsequent to the Closing are assets of Buyer regardless of when paid.
          11.9.2 If the Payment for any period prior to the Closing is received by the Buyer, the Buyer shall remit such Payment to the Seller within ten (10) days after receipt of such Payment. If the Payment for any period subsequent to the Closing is received by the Seller, the Seller shall remit such Payment to the Buyer within ten (10) days after receipt of such Payment.
11.10 Pennsylvania Nursing Facility Assessment.
          11.10.1 The parties agree that the Nursing Facility Assessment Program by DPW (“Assessment”) on the Facilities in Pennsylvania for the period from July 1, 2003 to the Closing shall be the liability of Seller and the Assessment for the period beginning with the Closing Date shall be the liability of the Buyer. Seller shall be responsible to submit data for each quarter on the non-Medicare residents at each of the skilled nursing facilities at the Facilities for all calendar quarters ending on or before the Closing and to remit payment for each applicable quarter by the due dates. Buyer shall be responsible to submit data for each quarter on the non-Medicare residents at each of the skilled nursing facilities at the each of the Facilities for all calendar quarters ending after the Closing and to remit payment for each applicable quarter by the due dates.
          11.10.2 If an Assessment is paid for a calendar quarter in which both Seller and Buyer owned the facilities for part of the quarter, the Buyer shall pay the full amount of the Assessment to DPW and the Seller shall remit the portion of the Assessment that is related to the non-Medicare resident days during the portion of the calendar in which Seller owned the Facilities to the Buyer within ten (10) days after notification by Buyer of the amount due from Seller.
12. INDEMNIFICATION
12.1 Indemnification by Seller.
          Subject to and to the extent provided in this Article 12, Seller shall defend, indemnify and hold harmless Buyer, its successors and permitted assigns (Buyer, its successors and permitted assigns are collectively referred to as “Buyer’s Indemnified Persons”) from and after the Closing from and against any claims, actions, losses, payments (whether made in settlement or otherwise), damages, costs, or expenses (including interest, penalties, costs of preparation and investigation, reasonable attorneys’, accountants’, and other professional advisors’ fees directly accruing from such damages) (“Losses”), which arise from or relate to Sellers operation of the Business or ownership of the Assets prior to the Closing, or which are incurred or suffered by Buyer’s Indemnified Persons, from:
          12.1.1 any material inaccuracy in any representation or warranty of Seller or the nonfulfillment of any covenant, agreement or other obligation of Seller set forth in this Agreement;

          12.1.2 any income or other tax assessed against Buyer from the operations of Seller prior to the Closing Date, or any transaction or activity of Seller prior to the Closing Date, or any income derived by Seller prior to the Closing Date;
          12.1.3 the Excluded Liabilities;
          12.1.4 any lawsuit, claim, or proceeding against Buyer or the Assets based upon any act or omission by Seller which occurred prior to the Closing Date;
          12.1.5 any wages, salaries, bonuses, commissions, rebates, expenses, benefits, and other compensation or fees of any nature payable prior to the Closing Date to any director, officer, employee, contractor, agent or representative of Seller; or
          12.1.6 Any cause, event, fact or circumstance whatsoever arising or in connection with the Business prior to the Closing unless specifically assumed by Buyer under this Agreement.
12.2 Limitations/Seller.
          Seller shall have no liability under this Article 12 and no claim under Section 12.1 of this Agreement shall be made if no notice thereof shall have been given by or on behalf of any of Buyer’s Indemnified Persons to Seller in the manner provided in Section 12.5.
12.3 Indemnification by Buyer.
          Subject to and to the extent provided in this Article 12, Buyer shall indemnify, defend, and hold harmless Seller, its successors and permitted assigns (Seller, its successors and permitted assigns are hereinafter collectively referred to as “Seller’s Indemnified Persons”) from and after the Closing from and against any Losses that in any way arise from or relate to Buyer’s operation of the Business or ownership of the Assets after the Closing, or which are incurred or suffered by Seller’s Indemnified Persons from:
          12.3.1 any material inaccuracy in any representation or warranty of Buyer or the nonfulfillment of any covenant, agreement or other obligation of Buyer set forth in this Agreement;
          12.3.2 any Assumed Liabilities and Contracts from and after the Closing Date; or
          12.3.3 Any cause, event, fact, or circumstance whatsoever arising on or in connection with the Business after the Closing.
12.4 Limitations/Buyer.
          Buyer shall have no liability under this Article 12 and no claim under Section 12.3 of this Agreement shall be made if no notice thereof shall have been given by or on behalf of any of Seller’s Indemnified Persons to Buyer in the manner provided in Section 12.5.

12.5 Indemnification Threshold.
                    Except for the matters set forth in Section 12.1.2, 12.1.3, 12.1.4, 12.1.5, and 12.1.6, where the threshold shall be zero, no party shall have any liability under this Article 12, and no claim under this Article 12 shall accrue to any indemnified person against an indemnifying party under this Article 12 unless and until the total liability of such indemnifying party in respect of claims arising under Article 12 exceeds Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate; at which point the Indemnifying Party shall be entitled to indemnification with respect to all Losses.
12.6 Indemnification Procedure.
          (a) A claim for indemnification for any matter may be asserted by notice to the party from whom indemnification is sought, “Indemnified Party.” Such claimant shall notify the other party, “Indemnifying Party,” in writing as soon as practicable after it has knowledge of an indemnification claim. Subject to the rights of or duties to any insurer or other third person having liability therefor, the Indemnifying Party shall have the right promptly after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at their own expense, employment of counsel satisfactory to an Indemnified Party. The Indemnifying Party shall have thirty (30) days in which to pay the indemnification claim in full. In the event that the Indemnifying Party disputes such claim for indemnification, the Indemnified Party must object to the indemnification claim within fifteen (15) days of its receipt of the written claim. If the parties are unable to resolve the dispute in an amicable manner within thirty (30) days of the purported dispute, the parties agree to submit the issue to mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediator shall not have authority to impose a settlement upon the parties, but will attempt to help them reach a satisfactory resolution of the disagreement. The mediator shall end the mediation whenever, in his judgment, further efforts at mediation would not contribute to a resolution of the submitted disagreement.
          (b) If the issue is not resolved pursuant to the mediation process set forth above, the parties agree to submit the issue to binding arbitration administered in Harrisburg, Pennsylvania by the American Arbitration Association under its Commercial Arbitration Rules (or by such other commercial arbitration service and its rules as may be agreed to by the parties at that time) in effect at the time the controversial claim is submitted to binding arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
          (c) The arbitration shall be conducted by a panel of three arbitrators. Each party shall select one arbitrator and agree upon a third within fifteen (15) days of the date of the demand for arbitration. In the event that the parties are unable to timely agree on the third arbitrator, the two selected arbitrators shall select a third arbitrator within fifteen (15) days of the parties’ impasse. The arbitrator shall be neutral and have no past or present governance or financial relationship with any of the parties to this Agreement. Reasonable discovery shall be allowed in arbitration. The arbitration shall commence within five (5) days after the selection of the arbitration panel. Each party shall attend the arbitration through at least two individuals having the authority to negotiate on behalf of that party. The arbitration shall be completed within forty-five (45) days of commencement. Unless otherwise agreed to by the parties, it shall be conducted pursuant to the rules of the American Arbitration Association. The arbitration panel shall issue a binding written decision within ten (10) working days of final adjournment of the arbitration.
12.7 Survival of Representations.
          Notwithstanding any right of Buyer (whether or not exercised) to investigate the affairs of Seller or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other party contained in this Agreement, Seller has, on the one hand, and Buyer has, on the other hand, the right to rely fully upon the representations and warranties of the other contained in this Agreement. The representations, warranties, covenants and agreements respectively made by Seller, on the one hand, and Buyer, on the other hand, in this Agreement or in any certificate respectively delivered by any of Seller or Buyer pursuant to this Agreement will survive the Closing for a period of three years. As to claims arising out of Sections 4.8, 4.18, 4.22, and 4.26, said representations and warranties shall survive the Closing for the applicable statute of limitations periods. Provided, however, any claim, cause of action, or other Loss, as defined herein, that would otherwise be time barred or otherwise precluded from being asserted for any reason, shall not, by virtue of the provisions contained in this Agreement, be deemed to be contractually extended in any fashion by virtue of the specific time limitations set forth in this section.
12.8 Other Indemnities Included Herein.
          Buyer and Seller acknowledge and agree that Seller has throughout this Agreement agreed to indemnify Buyer from certain losses as, for example, in Section 1.3, (the “Miscellaneous Indemnities”) Buyer and Seller acknowledge and agree that the Miscellaneous Indemnities are subject to all of the terms and conditions set forth in this Article 12 (as if such Miscellaneous Indemnities were contained in Article 12).
13. GENERAL
13.1 Interpretation.
          In this Agreement, unless the context otherwise requires:
          13.1.1 references to this Agreement are references to this Agreement and to the Schedules and Exhibits hereto;
          13.1.2 references to Articles and Sections are references to articles and sections of this Agreement;
          13.1.3 references to any party to this Agreement shall include references to its respective successors and permitted assigns;
          13.1.4 references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal;

          13.1.5 references to a “Person” shall mean any individual, company, body corporate or politic, association, partnership, limited liability company, firm, joint venture, trust and governmental agency or authority;
          13.1.6 the terms “hereof,” “herein,” “hereby,” “hereunder” and derivative or similar words will refer to this entire Agreement;
          13.1.7 references to the “Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations thereunder and any future corresponding laws and regulations;
          13.1.8 references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
          13.1.9 references to any law are references to that law as amended, consolidated, supplemented or replaced from time to time and shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise;
          13.1.10 the word “including” shall mean including without limitation;
          13.1.11 the term “Knowledge of Seller” or “to Seller’s Knowledge” means the collective Knowledge of each of Seller’s Chief Operating Officer, Chief Financial Officer, Executive, Facilities Management, and Facilities management including Facility Executive Directors, and Facility Managers. The term “Knowledge” means the actual or constructive knowledge of that individual, after due inquiry.
          13.1.12 references to “reasonable best efforts” or “commercially reasonable best efforts” exclude the payment of monies to third parties who are not employees or agents of such party required to make reasonable best efforts, other than for incidental costs and expenses;
          13.1.13 references to time are references to Eastern Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein.
13.2 Schedules.
          The Schedules and all Exhibits and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein. Seller shall, at least ten (10) days prior to the Closing Date, supplement or amend the Schedules prepared pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occuring at the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct or complete (with respect to any Schedule that is incomplete as of the date of this Agreement) any information in the Schedules and deliver the same to Buyer. Notwithstanding the foregoing, Buyer’s obligations or liabilities shall not be increased by means of a Schedule or Exhibit revision or update, as further set forth in Section 13.20 herein.

13.3 Consented Assignment.
          Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, an attempted assignment would be ineffective or would materially affect Seller’s rights thereunder so that Buyer would not in fact receive all such rights. Seller shall cooperate in any reasonable arrangement designed to provide for Buyer the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
13.4 Consents, Approvals and Discretion.
          Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.
13.5 Expenses; Legal Fees and Costs.
          13.5.1 Except as otherwise expressly set forth in this Agreement, all expenses of the preparation of this Agreement and of the consummation of the transactions set forth herein, including counsel fees, accounting fees, investment advisor’s fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated.
          13.5.2 Except as otherwise expressly set forth herein, Buyer shall pay all of the costs for the Title Policy and the recording of the warranty deed. All transfer taxes, real estate filing and recording fees and related costs incurred, assessed or otherwise imposed as a result of the transfer of the Assets shall be borne one-half by Buyer and one-half by Seller. All other costs and expenses arising out of the transfer of Assets to Buyer and the obtaining by Buyer of all appraisals needed to effect the transactions herein shall be paid by Buyer, including the Survey and such other inspections and reports as Buyer may deem advisable or desirable. Buyer shall pay HSR Pre-merger Notification and Report, filing fees and costs of the appraisal.
          13.5.3 In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial means, the prevailing party will be entitled to recover such legal expenses, including, attorney’s fees, costs and necessary disbursements, through appeal or in bankruptcy proceedings in addition to any other relief to which such party shall be entitled.

13.6 Choice of Law; Arbitration.
          13.6.1 The parties agree that this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to such state’s conflicts of laws or choice of law rules.
          13.6.2 Except as set forth under Articles 10 and 12, in the event that any dispute arises concerning this Agreement, the parties expressly agree to enter into binding arbitration. Any dispute, controversy or claim arising out of this Agreement shall be settled by mandatory binding arbitration in accordance with this Section. Any arbitration under this Section shall be conducted by the National Arbitration Forum, under the Code of Procedure then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Harrisburg, Pennsylvania. The arbitrators shall decide legal issues pertaining to the dispute, controversy or claim pursuant to the laws of the Commonwealth of Pennsylvania Subject to the control of the arbitrators, or as the parties may otherwise mutually agree, the parties shall have the right to conduct reasonable discovery pursuant to the Federal Rules of Civil Procedure. The arbitrators shall not have the authority to award punitive damages, but shall have the authority to enter equitable relief. THE PARTIES UNDERSTAND THAT THEY ARE KNOWINGLY AND WILLINGLY EXPRESSLY WAIVING A RIGHT TO JURY TRIAL CONCERNING ANY MATTERS RELATING TO THIS AGREEMENT.
13.7 Benefit Assignment.
          Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other party. No assignment shall relieve the assignor of its liabilities and obligations hereunder, and the assignor will remain jointly and severally liable with the assignee for all of its liabilities and obligations hereunder, except that Buyer may, without the prior written consent of Seller, assign its rights and delegate its duties hereunder to one or more entities which controls, is controlled by, or is under common control with Buyer, which shall have the effect of thereby releasing Buyer hereunder.
13.8 Accounting Date.
          The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (Eastern time) on the date following the Closing, unless otherwise agreed in writing by Seller and Buyer.
13.9 No Third-Party Beneficiaries.
          The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

13.10 Waiver of Breach.
          The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof. All remedies, either under this Agreement, or by law or otherwise afforded, will be cumulative and not alternative.
13.11 Notices.
          Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, or when delivered by overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Buyer:	Tandem Health Care, Inc.
800 Concourse Parkway South
Suite 200
Maitland, Florida 32751
Attn: Chairman and CEO
Facsimile: (407) 571-0595

copy to:	Tandem Health Care, Inc.
One Oxford Centre, 20th Floor
301 Grant Street Pittsburgh, PA 15219
Attn: General Counsel
Facsimile:(412) 281-4435

Seller:	Diakon Lutheran Social Ministries
798 Hausman Road Suite 300
Allentown, PA 18104-9108
Attn: The Rev. Dr. Daun McKee
President & CEO Facsimile (610) 682-1593

copy to:	Stevens & Lee
111 North Sixth Street
P.O. Box 679 Reading, PA 19603
Attn: Joanne N. Judge
Facsimile: (610) 988-0821
or to such other address or number, and to the attention of such other person or officer, as any party may designate, at any time, in writing in conformity with these notice provisions.

13.12 Severability.
          If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Buyer or Seller under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b)this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the legal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, a court of competent jurisdiction may reform such provision to make it lawful and in the spirit of the intent of the parties, as evidenced by this Agreement and as so reformed shall be a part of this Agreement.
13.13 Gender and Number.
          Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.
13.14 Divisions and Headings.
          The table of contents, the divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
13.15 Time of Essence.
          Time is of the essence in the performance of this Agreement.
13.16 Confidentiality.
          It is understood by the parties hereto that the information, documents and instruments delivered to Buyer by Seller or Seller’s agents and the information, documents and instruments delivered to Seller by Buyer or Buyer’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that prior to Closing they will maintain the confidentiality of all such confidential information, documents or instruments delivered to them by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to their duly authorized officers, directors, representatives and agents. Upon the Closing, Buyer’s confidentiality covenants shall be terminated except for Buyer’s confidentiality covenants with respect to non-Facility information, which shall survive the Closing, and Seller’s confidentiality covenants shall survive the Closing. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, they will return all such documents and instruments and all copies thereof in their possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section would result in irreparable harm to the other party to this Agreement and their affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section, however, shall prohibit the use or disclosure of such confidential information, documents or information as are required by law or governmental regulations or to defend itself in a legal proceeding.
13.17 Entire Agreement/Amendment.
          This Agreement (and its exhibits, schedules and all other documents referenced and incorporated herein) supersedes all previous contracts, and constitutes the entire agreement of every kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. No terms, conditions, warranties, or representations, other than those contained herein and no amendments or modifications hereto shall be binding unless made in writing and signed by the party to be charged.
13.18 Drafting.
          No provision of this Agreement shall be interpreted for or against either party hereto on the basis that such party was the draftsman of such provision, each party having participated equally in the drafting and negotiating hereof, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
13.19 Post Closing Period.
          13.19.1 Negotiation of Information Systems and Support Agreements. Seller will use its reasonable best efforts to cooperate with Buyer in negotiating agreements for all operation and maintenance services for management information systems, data support and administrative support, from any person currently supplying the same to Seller relating to the Business.
          13.19.2 Continued Operation of the Campuses. Buyer shall use its good faith efforts to continue to operate the Facilities and provide the same services at the Facilities as they are operated and provided as of the Closing Date for a period of not less than two years after the Closing Date. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Buyer shall only be obligated to maintain the contracts of Seller that relate to pharmacy, food service, housekeeping and laundry for a period of not less than one (1) years after Closing.
          13.19.3      13.19.4 Benevolent Care. Seller will fulfill the commitment that Seller has made as of the Closing to the assisted living and independent living residents for benevolent care, as set forth on Schedule 13.19.4. Buyer agrees to maintain Seller’s benevolent care policy for the residents of the Facilities as set forth on Schedule 13.19.4 on the date of the Closing for the duration of such resident’s continued residence at such Facilities, and Seller will retain financial responsibility for such residents.
          13.19.5 Accounts Receivable. Accounts receivable for the month in which the Closing Date occurs shall be prorated between Seller and Buyer and, to the extent that either party receives payment for such accounts after Closing, such parry shall remit to the other such other party’s share of such receivable and any back-up documentation thereof within ten (10) days following receipt thereof. Payment on accounts receivable shall be applied to the oldest account outstanding as of the date of receipt. Further details of the Post Closing business relationship of the Seller and Buyer shall be as set forth in the Operations Transfer Agreement attached as Schedule 13.19.5, which shall be executed on or before the Closing.
          13.19.6 Wills and Trusts. Buyer acknowledges that gifts and bequests made after the Closing naming any Seller by name as beneficiary shall be presumed the property of Seller. Buyer shall give Seller written notice of any gifts and bequests made to the Facilities. Buyer will cooperate with Seller in determining the appropriate preservation of certain donated artifacts that should appropriately remain at the Facilities.
          13.19.7
13.19.7 Post-Closing Audit. Buyer reserves the right to audit up to the past three years performance of the Facilities for purposes related to Buyer’s anticipated recapitalization, and Seller agrees to use its commercially reasonable best efforts to cooperate with the independent accounting firm engaged by Buyer in the audit of Seller’s records within a reasonable time period. Buyer agrees to use its commercially reasonable best efforts to define with particularity for Seller what information is required for such audits prior to the commencement of such audits. Buyer has been advised by Seller that Seller has historically maintained statements of operations for the Facilities as well as accounts receivable and fixed assets records, but Seller maintained no other balance sheet records by Facility. Buyer shall be responsible for the direct costs of such audits, and Buyer further agrees to provide staffing resources and compensate Seller for the costs of Seller’s staff in the post-closing audits in an amount as will be mutually agreed to by Buyer and Seller. Buyer further agrees that the results of such audits shall not result in any changes to the terms of this Agreement and shall not provide a basis for any claims by Buyer under Section 12 of this Agreement.
13.19.8 Intention of Executives. Buyer represents that Lawrence R. Deering, Chairman and Chief Executive Officer, and Joseph D. Conte, President and Chief Operating Officer, have made a good faith intention to continue to serve in their current positions with Buyer and to operate the Facilities for a period of not less than two years after the Closing Date.
13.20 Incorporation by Reference.
          All exhibits and schedules referenced herein are hereby incorporated herein by reference. In the event that a schedule or exhibit is not completed as of the date the parties execute the Agreement, the parties will use their best efforts to complete such exhibits and schedules and/or agree upon their form prior to February 28, 2005. Exhibits and schedules may be revised thereafter by mutual agreement of the parties; provided, however, that the Sellers shall have a right to modify any of the disclosure schedules prior to the Closing (in accordance with the obligation to “bring down” the representations and warranties set forth in Section 13.2 herein) and provided further, that the parties hereto are signing this Agreement subject to the mutual agreement of the Buyer and the Sellers upon the content of the Schedules and Exhibits no later than February 28, 2005. Buyer may not terminate this Agreement on the basis of a Schedule or Exhibit change unless the parties do not agree to the Schedules and Exhibits on or before February 28, 2005, or unless the Schedules and Exhibits presented pursuant to Section 13.2 are materially different from those presented and agreed to on or before February, 28, 2005.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the date and year first above written. This Agreement may be executed and delivered in multiple counterparts and each such counterpart shall be deemed an original, but all such counterparts shall together constitute one and the same Agreement.

BUYER:	RE SELINSGROVE, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE MIFFLIN, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE HAZLETON, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE POTTSVILLE, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE NEW BLOOMFIELD, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE MILLERSBURG, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE EVERETT, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE FROSTBURG, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

RE SALISBURY, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

BUYER’S OPERATORS	OP SELINSGROVE, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

OP MIFFLIN, LLC

	By:	/s/ Lawrence R. Deering

	Name:	Lawrence R. Deering
	Title:	Chairman and Chief Executive Officer

OP HAZLETON, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

OP POTTSVILLE, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

OP NEW BLOOMFIELD, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

OP MILLERSBURG, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

OP EVERETT, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

OP FROSTBURG, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

OP SALISBURY, LLC

By:	/s/ Lawrence R. Deering

Name:	Lawrence R. Deering
Title:	Chairman and Chief Executive Officer

SELLER:	DIAKON LUTHERAN SOCIAL
MINISTRIES

	By:	/s/ Daun E. Mckee

	Name:	The Rev. Dr. Daun E. Mckee
	Title:	President and Chief Executive Officer

TRESSLER LUTHERAN SERVICES

	By:	/s/ Daun E. Mckee

	Name:	The Rev. Dr. Daun E. Mckee
	Title:	President and Chief Executive Officer

THE LUTHERAN WELFARE
SERVICE OF NORTHEASTERN
PENNSYLVANIA, INC.

	By:	/s/ Daun E. Mckee

	Name:	The Rev. Dr. Daun E. Mckee
	Title:	President and Chief Executive Officer

THE LUTHERAN HOME AT TOPTON,
PENNSYLVANIA

	By:	/s/ Daun E. Mckee

	Name:	The Rev. Dr. Daun E. Mckee
	Title:	President and Chief Executive Officer

SUSQUEHANNA HOUSING, INC.

	By:	/s/ Daun E. Mckee

	Name:	The Rev. Dr. Daun E. Mckee
	Title:	President and Chief Executive Officer

Consented to and agreed to by,

for the limited pruposes of joining
in Article 10 herein:

LUTHERAN SERVICES NORTH EAST

By:	/s/ Daun E. Mckee

Its:	President and Chief Executive Officer